This document constitutes part of a prospectus covering securities that have been registered under the Securities Act of 1933, as amended.

                     QWEST COMMUNICATIONS INTERNATIONAL INC.
                            OFFER TO EXCHANGE CERTAIN
                         OUTSTANDING QWEST STOCK OPTIONS
                            EXPIRES NOVEMBER 30, 2001
                       AMENDED AND RESTATED OFFER CIRCULAR

         Qwest Communications International Inc. ("Qwest," "we" or "us") is offering our employees the right to exchange certain outstanding stock options for the right to receive a new stock option grant under our Equity Incentive Plan. This offer is referred to as the "Offer." The terms and conditions of the Offer and the right to receive new options are described in this Amended and Restated Offer Circular (the "Offer Circular").

         You may participate in the Offer only if we or one of our affiliates employ you at the expiration time of the Offer. You are not eligible to participate in the Offer, however, if you are a union employee or one of our senior officers. Even if you are eligible, you do not have to accept the Offer.

         If you are eligible to participate in the Offer, you may elect to tender in the Offer any or all of your nonqualified stock options with an exercise price equal to or greater than $35 per share that were granted either
(1) under our Equity Incentive Plan or (2) under one of U S WEST, Inc.'s stock plans that was converted into a Qwest stock option in our merger with U S WEST, Inc. ("U S WEST") on June 30, 2000. If you elect to tender any of those options in the Offer, you must also tender all Qwest stock options granted to you on or after May 29, 2001 whether or not those options have an exercise price of $35 or more. Also, if you want to tender any option of a particular stock option grant, you must tender all stock options outstanding under that grant (whether or not vested).

         If you want to accept the Offer, your election to accept the Offer must be received by the expiration time of the Offer. The expiration time of the Offer is 5:00 p.m., Mountain Standard Time, on November 30, 2001. We may, however, extend the expiration time. This Offer Circular includes more detailed instructions for making an election to accept the Offer. The last time you received options, we sent you all the option information you need to complete the election form. If you have options that were granted under one of the U S WEST stock plans, you received a conversion notice in connection with the merger regarding the conversion and assumption of your U S WEST options. For your convenience, we are also sending to the address we have for you an option statement showing the options that you can exchange.

         Any options that you tender in the Offer will terminate at the expiration time of the Offer. If you elect to accept the Offer, you release all of your rights with respect to the options that you tender in the Offer and we will grant new options to you on June 3, 2002 (or, if this is not a trading day, the first trading day after June 3, 2002). We will extend the grant date of the new options if we extend the expiration time of the Offer. However, if you exchange any options and your employment terminates for any reason whatsoever before the date that the new options are actually granted, or if you are on unpaid leave on that date, you will not receive any new options, and any options that you tendered in the Offer will not be reinstated. Your election to accept the Offer does not in any way change your status as an at-will employee. That means that you are not guaranteed employment for any period of time. If you accept the Offer, you are ineligible to receive any additional stock option grants until after the new stock options referred to below are granted.

         Subject to the employment requirement described in the preceding paragraph, if you accept the Offer we will grant you new options covering the same number of shares as the number of shares that are subject to the options that you elect to tender in the Offer. This number of shares may be adjusted, however, for stock splits, recapitalizations and similar events. The new options will be nonqualified stock options and will have a per share exercise price equal to the closing market price of our common stock on the date that the new options are granted. The new options will vest, subject to your continued employment, in four equal installments on each of the first four anniversaries of the date that the new options are granted and will be subject to a new ten year term. The other terms and conditions of the new options are described in more detail in this Offer Circular.

         We must provide you with detailed information because the Offer is a legal proceeding. While we recognize that you may feel intimidated by the length of this Offer Circular, it is important that you read the detailed terms of the Offer that are contained in the "Terms of the Offer" section in this Offer Circular. Also be sure to read the "Risk Factors" section in this Offer Circular. Capitalized terms used in this Offer Circular are defined in this Offer Circular.

    The Date of this Amended and Restated Offer Circular is November 2, 2001.

                                TABLE OF CONTENTS

Summary of Offer Expiring November 30, 2001...................................1
Risk Factors..................................................................4
Terms of the Offer............................................................7
        Background and Reasons for the Offer..................................7
        Benefits and Risks of the Offer.......................................8
        The Offer.............................................................9
        Description of Terms and Conditions of New Options to be Granted
        in June 2002.........................................................18
        Other Provisions; Administration.....................................22
        Federal Income Tax and Social Security Consequences..................27
Additional Information;  Incorporation Of Documents By Reference.............30

Attachments:
        A. Prospectus for Qwest Equity Incentive Plan.......................A-1
        B. Form of Nonqualified Stock Option Agreement A....................B-1
        C. Form of Nonqualified Stock Option Agreement B....................C-1
        D. Form of Nonqualified Stock Option Agreement C....................D-1
        E. Selected Financial Data .........................................E-1



                             INDEX OF DEFINED TERMS

                                                                            Page
                                                                            ----

Cancelled Options ............................................................2
Company.......................................................................1
Election Form.................................................................2
Eligible Options..............................................................1
Exchange......................................................................1
FICA.........................................................................28
KPN..........................................................................27
New Option Agreement.........................................................18
New Option Grant Date.........................................................3
New Options...................................................................2
Offer................................................................Cover Page
Qwest................................................................Cover Page
Recent Options................................................................1
SEC..........................................................................27
U S WEST.............................................................Cover Page

                   SUMMARY OF OFFER EXPIRING NOVEMBER 30, 2001

The following is a summary of some of the key terms and conditions of the Offer. It is important that you read the detailed terms of the Offer that are contained in the "Terms of the Offer" section in this Offer Circular. You should also be sure to read the "Risk Factors" section in this Offer Circular.

o Reasons for the Offer. In September 2000, we granted most of our non-union employees stock options under our Equity Incentive Plan to buy 200 shares of our common stock. You may also hold other stock options that were granted under our Equity Incentive Plan or under one of U S WEST's stock plans that were converted into Qwest stock options in our merger with U S WEST by merger on June 30, 2000. Unfortunately, because of the current economic condition and the decline in our stock price most of the stock options held by our employees no longer provide the incentives that we intended when we granted them. To help provide you with the right incentives, our Board of Directors approved this option exchange program. You, of course, do not have to accept the Offer. In making your decision, be sure to bear in mind the factors described under "Risk Factors" below.

o Employees eligible for the Offer. You must be an employee of the Company at the expiration time of the Offer in order to participate in the Offer. Union employees and certain senior officers are not, however, eligible to participate in the Offer. The term "Company" is used in this Offer Circular to mean Qwest and/or any other corporation or entity, or any subsidiary or division thereof, that is affiliated with Qwest though stock ownership and is designated as an "Affiliate Corporation" by our Board of Directors.

o Options eligible for the Offer. If you accept the Offer, the options that you elect to tender in the Offer will be exchanged (the "Exchange") for the conditional right to be granted new options. You may only tender nonqualified stock options with an exercise price equal to or greater than $35 per share that were granted under either (1) our Equity Incentive Plan or (2) under one of U S WEST's stock plans that were converted into Qwest stock options in our merger with U S WEST by merger on June 30, 2000. However, if you do elect to tender any options with an exercise price of $35 or higher, you must also tender all Qwest stock options granted to you on or after May 29, 2001, whether or not those options have a per share exercise price of $35 or higher. Also, if you want to tender any option of a particular stock option grant, you must tender all stock options outstanding under that grant (whether or not vested). (If you have exercised a portion of a stock option grant, that portion is not considered outstanding.)

         Stock options granted under our Equity Incentive Plan or the U S WEST stock plans that have a per share exercise price of $35 or higher are referred to as "Eligible Options" because they are eligible to be tendered in the Offer. Qwest stock options granted on or after May 29, 2001 are referred to as "Recent Options" because they have been granted in about the last six months and they must be tendered if you want to accept the Offer.

         For details of the Offer, see the "Terms of the Offer" section of this Offer Circular generally. The right to a new grant of options is conditional because you must be a full-time, non-union employee of the Company on the date that the new options are granted in order to receive a new option grant.

o Additional information about the Offer. The last time you received options, we sent you all the option information you need to complete the election form. If you have options that were granted under one of the U S WEST stock plans, you received a conversion notice in connection with the merger regarding the conversion and assumption of your U S WEST options. For your convenience, we are also sending to the address we have for you an option statement showing the options that you can exchange. If you need another copy of the option statement or if you have other questions, you may contact the Qwest Stock Administration department at StockAdmin2@Qwest.com or at the following address or telephone number:

                  Qwest Stock Administration
                  Qwest Communications International Inc.
                  555 17th Street, 7th Floor
                  Denver, Colorado  80202
                  tel: 866-437-0007

         A Qwest Stock Administration representative will generally be available at that location (during normal business hours) or through that telephone number from 8:00 a.m. to 7:00 p.m., Mountain Standard Time, each business day until the expiration time of the Offer.

         We understand that the decision whether or not to participate in the Offer will be a challenging one for many employees. The Offer does carry considerable risk, and there are no guarantees as to our future stock performance. So, the decision to participate in the Offer must be your personal decision, and it will depend largely on your assumptions about the future overall economic environment, the performance of the overall market and companies in our sector and our own business, performance and stock price.

o How to Accept the Offer. First, review the information in this Offer Circular and the documents referred to in this Offer Circular. Then, complete, sign and date the Election Form and Release Agreement (the "Election Form") referred to in the response to Question 14 below. The Election Form must be filed with us in the manner and within the time period indicated in that response.

         By accepting the Offer, you also: (1) tender all of your Recent Options; (2) agree to the cancellation of the options that you tender in the Offer including your Recent Options; and (3) release all of your rights and remedies with respect to the options that you tender in the Offer, including your Recent Options, except the conditional right to the grant of new options as described in this Offer Circular. Your release will be void if we withdraw the Offer before the expiration time of the Offer.

o Expiration Time. The Offer will expire at 5:00 p.m., Mountain Standard Time, on November 30, 2001. We may, however, extend the Offer. If you want to accept the Offer for all or a portion of your outstanding Eligible Options and agree to tender all of your Recent Options, we must receive your election before the expiration time of the Offer; otherwise, you will be deemed to have rejected the Offer.

o Consequences of Not Accepting the Offer. As indicated above, you do not have to accept the Offer. If you decline, or if you do not timely return a valid election to accept the Offer, your Eligible Options and Recent Options will remain outstanding subject to their existing terms.

o Grant of New Options. If you accept the Offer, the Eligible Options that you elect to exchange as well as all of your Recent Options will terminate at the expiration time of the Offer. These terminated Eligible Options and Recent Options are referred to as your "Cancelled Options." You will then have a conditional right to receive a new option grant from us. The new options that we will grant are referred to as "New Options." The right to a grant of New Options is conditional because you must be a full-time, non-union employee of the Company on the date that the New Options are granted in order to receive a New Option grant.

         Your New Options will cover the same number of shares as the number of shares that are subject to your Eligible Options and Recent Options that are cancelled in the Exchange. The per share exercise price of the

         New Options will be the closing market price of a share of our common stock on the New Option Grant Date. The New Options will be subject to a new ten year term and a new four year vesting schedule. For the Eligible Options that were granted under our Equity Incentive Plan, other than the exercise price, new option term and new vesting schedule, we expect that the terms and conditions of the New Options will be substantially similar to those of the corresponding Cancelled Options. However, there are differences between the customary terms of the Eligible Options that were granted under the U S WEST stock plans and the terms of the options that we now generally grant under the Equity Incentive Plan. Therefore, the terms and conditions of the New Options for the Eligible Options that were granted under the U S WEST stock plans may be different from those of the corresponding Cancelled Options because all of the New Options will be granted under our Equity Incentive Plan. It is very important that you read this Offer Circular and all of the documents referred to in this Offer Circular as attachments in making your decision to participate in the Exchange.

         The New Options will be granted on June 3, 2002. If June 3, 2002 is not a trading day, the New Option Grant date will be the first trading day after June 3, 2002. If we extend the Offer, we will adjust the New Option Grant Date to correspond to the new expiration time of the Offer. The date that the New Options are granted is referred to as the "New Option Grant Date."

         If you accept the Offer, you are ineligible to receive any additional stock option grants until after the New Option Grant Date.

Our Board of Directors has approved the Offer. However, you must make your own decision to accept or reject the Offer. None of our Board of Directors, our management, or our affiliates makes any recommendation whether you should accept or reject the Offer.

We have not authorized anyone to make any recommendation on our behalf as to whether you should accept the Offer. You should rely only on the information contained in this Offer Circular and the information contained in the documents expressly referred to in this Offer Circular.

We have not authorized anyone to give you any information or to make any representations in connection with the Offer other than the information and the representations contained in this Offer Circular and in the documents expressly referred to in this Offer Circular.

If anyone makes any recommendation or representation to you or gives you any information that is not contained in this Offer Circular or in the documents expressly referred to in this Offer Circular, even if that person is an employee or other representative of the Company, you must not rely upon that recommendation, representation or other information as having been authorized by the Company.

If you have any questions about the impact of the Offer on your financial status, you should consult your financial advisor.

                                  RISK FACTORS

         The value of your Eligible Options and Recent Options may be greater or lesser than the New Options offered to you in the Exchange. As noted below, the New Options will be subject to a new four-year vesting schedule. In certain circumstances, you will not be granted New Options even if you tendered Eligible Options and Recent Options that terminated in connection with the Exchange.

         If you accept the Offer, your Eligible Options and Recent Options will terminate. If you accept the Offer, your Eligible Options that you elect to exchange and all of your Recent Options (if any) will terminate at the expiration time of the Offer and, as described in more detail in the response to Question 19 below, you release all of your rights with respect to your Cancelled Options (except the right to receive New Options on the terms and subject to the conditions described in this Offer Circular). If you accept the Offer, you are ineligible to receive any additional stock option grants until after the New Option Grant Date.

         If you terminate employment with Qwest before the New Option Grant Date, you will not receive any New Options. You have no right to continued employment with the Company. If you resign, quit or die, or if your employment with the Company terminates for any reason whatsoever before the New Option Grant Date, or if you are on unpaid leave on the New Option Grant Date, we will not grant you any New Options and you will not have a right to any of your Cancelled Options. You will not receive any other consideration for your Cancelled Options or with respect to the New Options that you otherwise would have received.

         On September 10, 2001, we announced (1) that the Company would reduce its workforce by about 4,000 jobs by the end of the first quarter of 2002, and
(2) that the Company would also eliminate about 1,000 staff positions while adding about 1,000 quota-bearing sales executives in its global business markets unit. Therefore, the Company currently expects to eliminate a total of about 5,000 positions through attrition and layoffs by the end of the first quarter of 2002. Only a portion of those layoffs have occurred. We expect the remainder of the layoffs to occur periodically over the next few months and during the first quarter of 2002. We could announce additional layoffs, or otherwise terminate your employment, before the New Option Grant Date or before your New Options are vested.

         A layoff constitutes a termination of your employment with the Company. If you are laid off before your New Options are granted on the New Option Grant Date, your Cancelled Options cannot be reinstated and will be lost forever, and you will not receive any New Options that would have been granted on the New Option Grant Date. Even if you receive New Options, they may not vest before a termination of employment. You will not receive any other consideration, amount or benefit for your Cancelled Options.

         The New Options could have a higher exercise price than your Eligible Options and Recent Options. The new grant could be at a higher exercise price than your Eligible Options or Recent Options, which would reduce the value of the New Options. The per share exercise price of the New Options will be the closing market price of our common stock on the New Option Grant Date. Therefore, because we will not grant the New Options until the New Option Grant Date, the New Options may have a higher exercise price than any Cancelled Options or a price not significantly lower than their current exercise price. This risk of a higher exercise price may be even greater for your Recent Options because, due to their recent grant, they may have a much lower exercise price than any of your Eligible Options. This is important because the value of the New Options increases as the exercise price decreases. In light of this and other risks of tendering, you may be better off keeping your Eligible Options and Recent Options rather than tendering them in the Exchange. We recommend that you obtain current market quotations for our common stock before deciding whether to participate in the Exchange.

         The New Options may not be granted if a change of control occurs before the New Option Grant Date. If a change of control of Qwest or certain reorganizations of Qwest occur before the New Options are granted, or if we sell a business unit or subsidiary in which you work, it is possible that the acquiror or purchaser in that transaction would decide not to issue New Options. It is also possible that your employment by the Company would be terminated before the New Option Grant Date or before the New Option vests. In each case, that means you would not receive any value from any New Options and your Cancelled Options would not be reinstated. In addition, the announcement of a change of control transaction regarding, or reorganization of, Qwest could have a substantial effect on our stock price, including substantial price appreciation, which could reduce or eliminate the potential benefits of the New Options.

         The New Options are subject to a new vesting schedule. The New Options will vest over four years from the New Option Grant Date. Therefore, if you accept the Offer and your employment terminates before your New Options are vested, your unvested New Options will terminate even though the Cancelled Options that you exchanged had already vested or may have vested if you had not exchanged them.

         The New Options may have different terms than the Cancelled Options. Each New Option will be evidenced by an option agreement in a form similar to the applicable form attached to this Circular as Attachment B, C, or D. We will use the form of option agreement attached as Exhibit B for New Options that are issued in exchange for Cancelled Options that were granted under our Equity Incentive Plan before February 1, 2000. We will use the form of option agreement attached as Exhibit C for New Options that are issued in exchange for Cancelled Options that were granted under our Equity Incentive Plan on or after February 1, 2000 but before June 30, 2000. We will use the form of option agreement attached as Exhibit D for New Options that are issued in exchange for Cancelled Options that were granted under our Equity Incentive Plan on or after June 30, 2000 and Cancelled Options that were granted under the U S WEST stock plans. However, we reserve the authority to adjust the number of shares subject to, or to be subject to, and the exercise price and other terms of the New Options, before and after they are granted, consistent with the authority that our Board of Directors has with respect to stock options granted under our Equity Incentive Plan. In the period before the New Option Grant Date, we may make these adjustments or terminate rights without prior notice to you. As highlighted in the responses to Questions 35-37 below, New Options that are issued in exchange for Cancelled Options that were granted under one of the U S WEST stock plans will have different terms than the provisions of your Cancelled Options. These terms may include materially less favorable change in control, termination of employment, and other provisions.

         Our Board of Directors has approved the Offer. However, you must make your own decision to accept or reject the Offer. None of our Board of Directors, our management, or our affiliates makes any recommendation whether you should accept or reject the Offer.

         We have not authorized anyone to make any recommendation on our behalf as to whether you should accept the Offer. You should rely only on the information contained in this Offer Circular and the information contained in the documents expressly referred to in this Offer Circular.

         We have not authorized anyone to give you any information or to make any representations in connection with the Offer other than the information and the representations contained in this Offer Circular and in the documents expressly referred to in this Offer Circular.

         If anyone makes any recommendation or representation to you or gives you any information that is not contained in this Offer Circular or in the documents expressly referred to in this Offer Circular, even if that person is an employee or other representative of the Company, you must not rely upon that recommendation, representation or other information as having been authorized by the Company.

         If you have any questions about the impact of the Offer on your financial status, you should consult your financial advisor.

                               TERMS OF THE OFFER

The precise terms and conditions of the Offer are contained in the responses to the following questions:

         o        Background and Reasons for the Offer: Questions 1 through 5

         o        Benefits and Risks of the Offer: Questions 6 through 9

         o        The Offer: Questions 10 through 31

         o Description of Terms and Conditions of New Options to be Granted in June 2002: Questions 32 through 39

         o        Other Provisions; Administration: Questions 40 through 49

         o Federal Income Tax and Social Security Consequences: Questions 50 through 54

Capitalized terms not otherwise defined in this section have the meanings given to them elsewhere in this Offer Circular. See the Index of Defined Terms on page i.


Background and Reasons for the Offer

This section generally describes why we are making the Offer and answers some questions that you may have regarding the general structure of the Offer.

         1.       Why is Qwest making the Offer?

                  We are making this Offer because we believe that your stock options no longer provide the incentives we had intended. Many of our employees have stock options with exercise prices significantly above our current and recent trading prices. We are offering this program on a voluntary basis to allow our employees to choose whether to keep their current stock options at their current exercise prices, or to cancel certain of those options for a conditional promise to be granted New Options at a price not now known. We are not required to make this Offer.

                  The Offer gives you a conditional opportunity to receive options that over time may have a greater potential to increase in value. We believe that, under the circumstances, this is the most efficient way to incent employees to increase shareowner value.

         2.       Why is Qwest making the Offer at this time?

                  Our Board of Directors determined that this was an appropriate time to make the Offer. We believe that, under the circumstances, this is the most effective way to incent our employees to increase shareowner value.

         3.       How did you arrive at the $35 price for determining Eligible
                  Options?

                  In establishing the $35 price, our Board of Directors considered, among other things, current and recent trading prices of our common stock and that of other communications companies, current economic conditions, prospects for a recovery in the national and regional economy, and the levels of intended incentives.

         4. Why can't Qwest just reprice my options, as I have seen done at other companies?

                  Simply amending a stock option grant to reduce its exercise price potentially results in accounting charges for us that would reduce our reported income. Also, repricing does not impose any new requirements on optionholders, such as a new vesting schedule, so many investors see repricings as a "one way" street that benefits optionholders but not their company. The new vesting terms of New Options are intended to ease these concerns and balance the benefits of this Offer to the Company.

         5.       Why can't I just be granted additional new options?

                  Granting additional options will result in the issuance of additional shares that would "dilute" the current ownership of shareowners. Our Board of Directors determined that, under the circumstances, the Offer was the most effective way to incent our employees without unduly diluting our shareowners.


Benefits and Risks of the Offer

This section generally describes some of the potential benefits and risks of the Offer.

         6.       How does the Offer potentially benefit the Company?

                  We believe the Eligible Options held by our employees do not provide the incentives we had intended. We believe that this program provides the right incentives for our employees to increase shareowner value. Also, the shares that were reserved for issuance under the Plan with respect to any Cancelled Options will again become part of the pool of shares that are available for award grants under the Plan, including the grant of the New Options.

         7.       Are my New Options guaranteed to be more valuable?

                  No. Generally, your New Options will potentially be more valuable than your Cancelled Options only if they are granted at an exercise price that is less than the exercise price of your Cancelled Options. The exercise price of the New Options will be determined as described in the response to Question 33 below. There is no guarantee that your New Options will have an exercise price that is less than the exercise price of your Cancelled Options. Your New Options will increase in value if the market price of our common stock increases. We cannot guarantee stock price performance.

         8.       What are the risks of the Offer?

                  The Offer involves risks as described in the "Risk Factors" section of this Offer Circular, which include, among others, the risk that the New Options could be less valuable than the Cancelled Options surrendered if the exercise price of the New Options is greater than the exercise price of your Eligible Options and Recent Options, and the risk that because the New Options will vest over four years from the New Option Grant Date, you may not be employed by the Company to receive any value on the New Option Grant Date or on the dates on which the New Options vest. Therefore, it is important that you read all of the details, terms and conditions contained in this Offer Circular so that you can make an informed decision as to whether to accept this Offer.

         9.       What other companies have instituted a program like the Offer?

                  Many companies, including Nortel and Sprint Corp., have adopted similar option exchange programs rather than amending outstanding options to reprice them or granting additional options. Other companies like Microsoft and Cisco have instead granted more options to employees. We believe that is not appropriate in our case for the reasons given above.

The Offer

This section describes the terms of the Offer, including the deadline for accepting the Offer, eligibility rules, how to accept the Offer, which options may be tendered in the Offer, and other terms and conditions of the Offer. The terms of the Offer set forth in this Offer Circular control if there is any inconsistency between this Offer Circular and any other document.

         10.      What is the deadline for the Offer?

                  If you want to accept the Offer, the deadline for submitting your Election Form is 5:00 p.m., Mountain Standard Time, on November 30, 2001, unless we, in our sole discretion, extend the Offer. If you do not return your Election Form before that deadline, you will not be allowed to participate in the Exchange.

         11.      Who is eligible to participate in the Offer?

                  You are eligible to participate in the Offer only if (1) you are a full-time employee of the Company at the expiration time of the Offer, (2) you are a non-union employee at that time, and (3) you are not a selected senior officer of Qwest at that time.

                  If you are employed by the Company in Japan or Hong Kong, or if you are a Qwest employee expatriated to KPNQwest, you will be eligible to participate in the Offer if you satisfy the eligibility criteria described in the previous paragraph. Otherwise, if you are employed outside of the United States, you will not be eligible to participate in the Offer.

         12.      What are the conditions to the Offer?

                  The Offer is conditioned on your being employed with the Company as described in the response to Question 11 above, except that your employment is determined as of the New Option Grant Date. In addition, the Offer is conditioned on your satisfactorily completing and returning to us your election form by 5:00 p.m., Mountain Standard Time, on November 30, 2001, as described in the response to Question 14 below. If you resign, quit or die, or if your employment with the Company terminates for any reason whatsoever before the New Option Grant Date, or if you are on unpaid leave on the New Option Grant Date, we will not grant you any New Options and you will not have a right to any of your Cancelled Options. You will not receive any other consideration for your Cancelled Options or with respect to the New Options that you otherwise would have received.

         13.      What stock options may I tender/exchange in the Offer?

                  If you are eligible to participate in the Offer, you may tender in the Exchange any nonqualified stock option with an exercise price of $35 or more per share that was originally granted either (1) under our Equity Incentive Plan or (2) under one of the U S WEST stock plans that was converted into a Qwest stock option in our merger with U S WEST on June 30, 2000. The stock options that may be tendered in the Exchange are referred to as "Eligible Options". You cannot exchange options that you received as an employee of LCI International Inc. or Icon CMT Corp. because those stock options have a post-conversion exercise price that is less than $35 per share. In addition to any other options that may qualify as Eligible Options, if you received an option grant under our Equity Incentive Plan for 200 shares on September 7, 2000, those options will qualify as Eligible Options.

                  If you choose to participate in the Offer by tendering some or all of your Eligible Options, you must also exchange all stock options granted to you on or after May 29, 2001 whether or not those options otherwise qualify as Eligible Options (these are referred to as your "Recent Options"). Also, if you want to tender any portion of a particular stock option grant, you must tender all stock options outstanding under that grant (whether or not vested).

                  To determine whether your U S WEST options have a POST-conversion exercise price of $35 or more, you must first apply the conversion ratio in the merger (which was 1.72932:1). As a result of the conversion ratio, U S WEST options with a PRE-conversion exercise price of $60.53 would be eligible for the exchange. That is, you can only exchange your Qwest options that were originally granted by U S WEST if the original exercise price of those options (before giving effect to the merger) was $60.53 or higher.

         14.      How may I accept the Offer?

                  Read Offer Circular and Election Form. To accept the Offer, you should first review this Offer Circular and the documents referred to in this Offer Circular.

                  You should then obtain the Election Form. You may print an Election Form from the Q or you may request one from Qwest Stock Administration at StockAdmin2@Qwest.com or at the following address or telephone or fax number:

                           Qwest Stock Administration
                           Qwest Communications International Inc.
                           555 17th Street, 7th Floor
                           Denver, Colorado  80202
                           tel: 866-437-0007
                           fax: 303-992-1174

                  A Qwest Stock Administration representative will generally be available at that location (during normal business hours) or through that telephone number from 8:00 a.m. to 7:00 p.m., Mountain Standard Time, each business day until the expiration time of the Offer.

                  Assemble Option Information. You should then assemble the option information that you will need to complete the Election Form. The last time you received options, we sent you all the option information you need to complete the election form. If you have options that were granted under one of the U S WEST stock plans, you received a conversion notice in connection with the merger regarding the conversion and assumption of your U S WEST options. For your convenience, we are also sending to the address we have for you an option statement showing the options that you can exchange. If you need another copy, please contact Qwest Stock Administration at the email address, mailing address or telephone number given above. You are responsible for confirming that the options included in your option statement satisfy the eligibility requirements described in the response to Question 13 above and for confirming that all of your Eligible Options and Recent Options are reflected in your statement. Any discrepancies should promptly be reported to Qwest Stock Administration at the email address, mailing address or telephone number given above.

                  Complete, Sign and Date Election Form. You should then complete, sign and date the Election Form. If you want to accept the Offer, you must indicate on the Election Form that you accept the Offer and agree to the terms of the release set forth in the Election Form. That is, you should indicate whether you accept the Offer with respect to all of your Eligible Options or indicate the grants of Eligible Options that you want to exchange.

                  You must list on the Election Form all the Eligible Options that you want to exchange, except that, if you want to exchange all your Eligible Options, you may check the box on the Election Form to indicate that you elect to exchange all your Eligible Options. In either case, if you elect to exchange any Eligible Option you will be deemed to have elected to exchange all your Recent Options whether or not you list them on the Election Form.

                  Return Election Form. You should then mail, hand deliver or fax the completed, signed and dated Election Form to Qwest at the following address for receipt prior before 5:00 p.m., Mountain Standard Time, on November 30, 2001, or any later expiration time to which the Offer has been extended:

                           Qwest Stock Administration
                           Qwest Communications International Inc.
                           555 17th Street, 7th Floor
                           Denver, Colorado  80202
                           fax: 303-992-1174

                  A Qwest Stock Administration representative will generally be available at that location (during normal business hours) or through that telephone number from 8:00 a.m. to 7:00 p.m., Mountain Standard Time, each business day until the expiration time of the Offer.

                  We cannot accept Election Forms by e-mail or any other means of delivery other than those means identified above. For your convenience, a postage-paid pre-addressed envelope is included with your package of Offer materials that is being sent to you for you to use to return your Election Form to us. If you do not use the enclosed pre-addressed envelope to return this form to Qwest, you must pay all mailing or courier costs to deliver this form to Qwest. The method by which you deliver the signed Election Form to Qwest is at your option and risk, even if you use the pre-addressed envelope, and delivery will be effective only when the form is actually received by Qwest. In all cases, you should allow sufficient time to ensure timely delivery. If we do not receive a valid Election Form from you prior to the deadline described in the response to Question 10, you will be deemed to have rejected the Exchange Offer.

                  If you do not receive an Election Form or need additional information, please visit the Q or contact Qwest Stock Administration. If you request an Election Form, be sure to allow at least two business days for delivery to you.

                  Neither we nor any other person is obligated to give you notice of any defects or irregularities in any election, nor will anyone incur any liability for failure to give any such notice. We will determine, in our discretion, all questions as to the form and validity, including time of receipt, of elections. Our determination of these matters will be final and binding.

                  Qwest Stock Administration intends to return a confirmation of receipt card to you by mail that you will fill out and send in with your election form to confirm that your election form has been received. This card only means that we have received something from you. It does not mean that you completed the Election Form correctly.

                  Other. If the Election Form is signed by trustees, executors, administrators, guardians, attorneys-in-fact or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and unless we have waived this requirement, submit evidence satisfactory to Qwest of their authority to act in this capacity.

                  Your election to accept or reject the Offer will become irrevocable upon the expiration time of the Offer. Be sure to read your Election Form. The effectiveness of any election that you may make to accept the Offer is subject to the eligibility conditions described in the responses to Question 11 above.

                  Your election to participate in the Exchange pursuant to the terms and conditions described in this Offer Circular constitutes your acceptance of the terms and conditions of the Offer. Our acceptance for cancellation of the Eligible Options that you elect to tender and any Recent Options will constitute a binding agreement between you and us on the terms and subject to the conditions of the Offer Circular.

                  The Offer does not apply with respect to any options that you may own other than your Eligible Options and Recent Options.

                  You are responsible for the method of delivery of your Election Form and ensuring that we receive your Election Form before the expiration time of the Offer. You should allow sufficient time to ensure timely delivery of your Election Form. If you miss the deadline, you will not be allowed to participate in the Offer.

         15.      Can I choose which options I want to tender?

                  If you have only one Eligible Option grant, you must either accept or reject the Offer as to that entire grant. That is, you cannot accept the Offer as to only a portion of your option. For example, you cannot accept the Offer with respect to the unvested portion of your option but reject the Offer with respect to the vested portion of your option. If you accept the Offer for your Eligible Option, you will be deemed to have accepted the Offer for all your Recent Options, whether or not you indicate that you intend to tender any or all of your Recent Options.

                  If you have multiple Eligible Option grants, you may choose to tender one or more of your Eligible Option grants in the Exchange. However, as to any particular Eligible Option grant, you must either accept or reject the Offer as to that entire grant. Although you can specify which of your Eligible Options you want to tender, you cannot tender only a portion of any particular grant.

                  For example, if you have one Eligible Option for 100 shares, you cannot accept the Offer with respect to only 50 of those shares but reject the Offer with respect to the other 50 shares, even if the Eligible Option has already vested as to those 50 other shares. In any case, if you accept the Offer for any of your Eligible Options, you must accept the Offer for all your Recent Options.

                  If you own any Recent Options, some of your Recent Options may also qualify as Eligible Options (in other words, they were granted under our Equity Incentive Plan with an exercise price of $35 or higher). Because your election to tender any of your Eligible Options will require you to tender all of your Recent Options, you will not have any choice as to whether to tender any Eligible Options that are also Recent Options. For example, assume that you have both an Eligible Option for 100 shares granted two years ago and an Eligible Option for 200 shares granted two months ago. The Eligible Option granted two months ago would also be a Recent Option. Therefore, if you choose to tender the Eligible Option for 100 shares granted two years ago, you will also have to tender the Eligible Option for 200 shares granted two months ago because that option also constitutes a Recent Option. However, if you only choose to tender the Eligible Option for 200 shares that was granted two months ago, you will not have to tender the Eligible Option for 100 shares granted two years ago because that option does not qualify as a Recent Option.

                  As noted above, you may not partially tender any particular Eligible Option grant. For example, if you have both a grant of an Eligible Option for 100 shares and a grant of an Eligible Option for 300 shares (neither of which are Recent Options), you may elect to cancel both, either or neither of these grants. However, you may not elect to tender just 50 shares of the 100 share grant or partially tender either option grant. Likewise, if an option grant is partially vested and partially unvested, you cannot choose to tender only the unvested portion.

         16.      Can I tender options that I have already exercised?

                  No. The Offer applies only to the portions of your Eligible Options that are unexercised and outstanding as of the expiration time of the Offer. It does not apply in any way to shares that you purchased by exercising options or to any portion of an Eligible Option that you exercise before the expiration time of the Offer.

                  If you have exercised an Eligible Option in its entirety, that option is no longer outstanding and is therefore not included in the Offer. However, if you have exercised an Eligible Option grant in part, the remaining outstanding unexercised portion of the option grant is included in the Offer and may be tendered in the Exchange.

                  For example, if you have an Eligible Option for 100 shares, but you have already exercised it with respect to 50 shares, you may tender the unexercised portion of the Eligible Option relating to the 50 remaining shares.

         17.      Do I have to pay money or taxes if I accept the Offer?

                  No. Whether or not you accept the Offer, you will not have to make any payments to us until you exercise your stock options. If you accept the Offer, there will be no federal income taxes consequences for the Exchange. See the responses to Questions 50-54 below.

         18.      What if I change my mind?

                  If you file an Election Form and want to change or withdraw your election, you may do so by filing a new Election Form indicating your new acceptance or rejection of the Offer in accordance with the procedures described above so that we receive your new Election Form before the expiration time of the Offer. We will rely on the last Election Form that you validly file and we receive before the expiration time of the Offer.

                  If you want to change your election and you need a new Election Form, you may print one from the Q or you may request one from Qwest Stock Administration at StockAdmin2@Qwest.com or at the following address or telephone or fax number:

                           Qwest Stock Administration
                           Qwest Communications International Inc.
                           555 17th Street, 7th Floor
                           Denver, Colorado  80202
                           tel: 866-437-0007
                           fax: 303-992-1174

                  A Qwest Stock Administration representative will generally be available at that location (during normal business hours) or through that telephone number from 8:00 a.m. to 7:00 p.m., Mountain Standard Time, each business day until the expiration time of the Offer. If you request an Election Form, be sure to allow at least two business days for delivery to you.

         19.      What is the release that is included in the Election Form?

                  By signing your Election Form and indicating that you accept the Offer, you agree to cancel the designated Eligible Options and your Recent Options and agree to the provisions of a release set forth in the Election Form. The release will operate as an unconditional release by you and your trustees, executors, administrators, guardians, attorneys-in-fact or others acting in a fiduciary or representative capacity of all rights and remedies relating to your Cancelled Options.

                  By agreeing to the release, you agree that your exchanged Eligible Options and Recent Options, and all of your rights with respect to your exchanged Eligible Options and Recent Options, automatically terminate at the expiration time of the Offer. You retain, of course, your conditional right to receive New Options on the terms and conditions described in this Offer Circular.

         20.      Can the Offer be modified?

                  Yes. Prior to the expiration time of the Offer, we may, in our sole discretion, extend, modify or revoke the Offer. We will notify you if the Offer is revoked. You will also be notified (and given an opportunity to change any Election Form that you may have previously filed) if we modify the Offer in any material manner. The New Option Grant Date is scheduled to be June 3, 2002. If June 3, 2002 is not a trading day, the New Option Grant date will be the first trading day after June 3, 2002. If we extend the Offer, we will adjust the New Option Grant Date to correspond to the new expiration time of the Offer.

                  Subject to our right to modify or revoke the Offer, the only condition to participating in the Offer is that you must be eligible (as described in the responses to Question 11 above) to participate in the Exchange as of the expiration time of the Offer. See the response to Question 37 below for conditions applicable to New Option grants.

                  We are not aware of any jurisdiction where the Exchange, the Offer, or the grant of New Options would violate applicable law. If we become aware of any jurisdiction where the Exchange or the Offer would violate applicable law, we will revoke the Offer in cases where applicable law cannot be satisfied. We may, where necessary, make New Option grants conditional on any required legal filings or approvals, modify the terms of the New Options to the extent necessary to satisfy applicable law, and we may delay the grant of New Options in cases where filings or approvals are required and have not been obtained.

         21. What happens if I accept the Offer but my employment terminates before the expiration time of the Offer?

                  If you accept the Offer but you cease to be a full-time employee of the Company before the expiration time of the Offer or you are not otherwise eligible to participate (see the responses to Questions 11 and 12 above), the release that you gave in accepting the Offer will be void and your Eligible Options and your Recent Options will be treated as if they had not been tendered or cancelled.

         22. What happens if I accept the Offer but my employment terminates before the New Option Grant Date?

                  If your employment with the Company is terminated by you or by the Company for any reason whatsoever after the expiration time of the Offer and before the New Option Grant Date, or if you are on unpaid leave on the New Option Grant Date, you will not have a right to any Cancelled Options, and you will not have a right to the New Options that would have otherwise been granted to you on the New Option Grant Date. You should carefully consider this issue, particularly if you are thinking about retiring or resigning before the New Option Grant Date.

                  Therefore, if you are not a full-time employee of the Company at the expiration time of the Offer and on the New Option Grant Date, you will not receive any New Options in exchange for your Cancelled Options. You also will not receive any other consideration for the Cancelled Options or with respect to New Options that would have otherwise been granted to you. This result is the same even if you are terminated by the Company for no reason or are laid off or the subject of a workforce reduction.

         23. What happens if I accept the Offer but I go on leave before the expiration time of the Offer?

                  If you take a leave of absence, you will be treated as being employed by the Company for purposes of the Offer while on leave for as long as your leave is a paid leave of absence. Examples of paid leaves generally include workers compensation leave, short term disability with pay (including approved maternity or paternity leave), long term disability, military leave, and birth/adoption/guardianship leave. If you are on an unpaid leave of absence at the expiration time of the Offer, then you will not be eligible to participate in the Offer unless we are required by law to still treat you as an employee for this purpose. Examples of unpaid leave generally include surplus transition leave, personal unpaid leave, family and medical leave (other than approved maternity and paternity leave), and educational leave.

         24. What happens if I accept the Offer but my employment terminates before the New Option Grant Date?

                  If you die or if your employment with the Company terminates for any reason whatsoever before the New Option Grant Date, or you are on unpaid leave on the New Option Grant Date, we will not grant you any New Options and you will not have a right to any of your Cancelled Options. If you are on an unpaid leave of absence on the New Option Grant Date, you will not be granted New Options and you will not have a right to any of your Cancelled Options unless we are required by law to still treat you as an employee for this purpose. In either case, you will not receive any other consideration for your Cancelled Options or with respect to the New Options that you otherwise would have received.

         25. What will happen to my Eligible Options and Recent Options if I do not accept the Offer?

                  Participation in the Offer is entirely voluntary. If you do not accept the Offer (or if you do not accept the Offer with respect to all of your Eligible Options), your Eligible Options that you do not elect to tender in the Offer will remain outstanding in accordance with their terms. However, if you accept the Offer with respect to any of your Eligible Options in any grant, you must also exchange all your other Eligible Options that were included in the same grant and all of your Recent Options.

                  If you do not accept the Offer, your Recent Options granted on or after May 29, 2001 will also remain outstanding in accordance with their terms.

         26. Will I be eligible to receive future grants of options under Qwest's benefit plans?

                  If you accept the Offer, you are ineligible to receive any additional stock option grants until after the New Option Grant Date. This is because it would result in potential accounting charges that we wish to avoid.

                  If you do not accept the Offer, you continue to be eligible for additional option grants. In other words, the six month ineligibility period for grants will not apply to you. However, we do not have any current intention to issue options on a broad basis in 2002 (other than the New Options).

         27.      How does the Offer affect my overall compensation?

                  You might choose to think of your paycheck as your short-term compensation, your potential quarterly bonus as your mid-term compensation and your stock options as your long-term compensation. Taken together, these components represent a comprehensive compensation package. You should also consider the employment and related compensation commitment described in the response to Question 37 below.

         28. Is there any tax consequence to my participation in the Exchange?

                  If you exchange your Eligible Options and Recent Options (if any) for New Options, you will not be required under current law to recognize income for United States federal income tax purposes at the time of the Exchange or at the date that the New Options are granted. See the responses to Questions 50-54 below.

         29. If I accept the Offer, will the grant and exercise of New Options affect my benefits under Company-sponsored retirement plans?

                  No. The New Options will not affect those benefits. Income that you would have recognized if you had exercised your Eligible Options or Recent Options in the ordinary course would have been excluded from your compensation for purposes of determining your benefits under other Company-sponsored retirement plans. Similarly, income recognized in connection with exercising your New Options will be excluded from your compensation for purposes of determining your benefits under Company-sponsored retirement plans. Any value associated with an option grant is also excluded from your compensation for these purposes.

         30. What happens if Qwest is subject to a change in control, asset sale, merger or other reorganization before the New Options are granted?

                  If a change in control or certain other reorganization of Qwest occurs before we grant the New Options, we expect that the successor or purchaser would agree to assume or substitute other outstanding options of Qwest and would agree to assume the obligation to issue New Options. However, we cannot guarantee that any successor or purchaser would agree to assume existing options or any obligation to issue New Options. Therefore, it is possible that you may not receive any New Options, securities of the surviving company or other consideration in exchange for your Cancelled Options if Qwest is subject to a change in control, sells assets or otherwise reorganizes before the New Options are granted. In addition, the announcement of a change in control transaction regarding Qwest before the New Option Grant Date could have a substantial effect on our stock price, including substantial stock price appreciation, which could reduce or eliminate potential benefits provided by the Offer.

                  The preceding paragraph describes the general consequences of a change in control or other reorganization of Qwest generally. You may also be affected if Qwest or an affiliate sells a subsidiary, a division or a part of the Company for which you work. In those circumstances, if you were transferred to the acquiring company, the acquiring company would likely not have to agree to issue New Options under the Offer. Consequently, if you are employed by the subsidiary or in the division or business that is sold and you do not continue to be employed by the Company following the sale, then the sale will constitute the termination of your employment with the Company for purposes of the Offer and the New Options. In those circumstances, you would not be entitled to receive options to purchase stock or securities of the acquiring company or any other consideration in exchange for your Cancelled Options.

                  We also reserve the right to take any action, including entering into a merger, asset purchase or sale or similar transaction, or shutting down a business unit, whether or not it adversely affects the grant of the New Options under the Offer or the likelihood that the New Options will be granted.

         31. After the grant of my New Option, what happens if my options again end up "underwater"?

                  There is no guarantee that your New Options will have an exercise price that is less than the exercise price of your Cancelled Options or that the market price of Qwest common stock will ever exceed the exercise price of your New Options. We cannot guarantee stock price performance. Furthermore, we currently do not expect to make a similar stock option exchange offer in the future.

Description of Terms and Conditions of New Options to be Granted in June 2002

This section provides important information regarding the New Options to be granted as part of the Offer. The information in this section is qualified in its entirety by the more detailed information set forth in the form of Nonqualified Option Agreement that will evidence each grant of New Options (the applicable "New Option Agreement") and by the more detailed information set forth in our Equity Incentive Plan.

All of the New Options, including those that relate to Cancelled Options that were originally granted under one of the U S WEST stock plans, will be granted under and subject to the terms and conditions of our Equity Incentive Plan. You may obtain a copy of our Equity Incentive Plan by request without charge from Qwest. It is also available from the SEC (see "Additional Information; Incorporation of Documents by Reference" section below). Copies of the forms of New Option Agreements that may be used in connection with the Exchange are attached as Attachments B, C and D to this Offer Circular. As described below, for Eligible Options that were originally granted under our Equity Incentive Plan, the form of New Option Agreement that will be used to evidence any particular New Option will depend on the change in control provisions that applied to the corresponding Cancelled Option. For Eligible Options that were originally granted under any of the U S WEST stock plans and assumed by us in the merger, all New Options will be evidenced by the form of New Option Agreement attached as Attachment D. You should read our Equity Incentive Plan and all applicable attachments to this Offer Circular.

Our Equity Incentive Plan or the applicable New Option Agreement will control if any discrepancy exists between the information presented in this Offer Circular with respect to the New Options and the terms of our Equity Incentive Plan or the applicable New Option Agreement.

         32.      If I accept the Offer, how many New Options will I be granted?

                  If you timely accept the Offer, you are eligible to participate in the Exchange and you are a full-time employee of the Company on the New Option Grant Date, you will be granted New Options with respect to the same number of shares as the number of shares covered by your Cancelled Options. For example, if you tender an Eligible Option that covered 100 shares, which had been exercised as to 20 shares prior to the expiration time of the Offer, and was outstanding as to 80 shares at the time it terminated pursuant to the Exchange, your New Option would cover 80 shares.

                  In general, if we increase or decrease the number, or change the rights and privileges, of our outstanding shares of common stock by payment of a stock dividend, stock split or other distribution upon the shares payable in common stock, or through a subdivision, combination, consolidation, reclassification or recapitalization involving our outstanding common stock, we will proportionately adjust the number, rights and privileges of the securities to be subject to New Options as if they had been outstanding under our Equity Incentive Plan on the date that any of these events occur. The mere issuance of additional shares by Qwest in an acquisition or other transaction, however, typically would not result in any such adjustment.

                  We do not guarantee that you will receive any value if you accept the Offer. The value you receive will depend on, among other things, the exercise price of your Cancelled Options, the exercise price of your New Options, whether or not you remain employed by the Company or the New Options otherwise vest, and the market price of our common stock when you sell the shares that you acquire when you exercise your New Options.

         33.      What will be the exercise price of the New Options?

                  The per share exercise price of the New Options will be the closing market price of our common stock as reported by the New York Stock Exchange on the New Option Grant Date. The New Option Grant Date will be June 3, 2002 or, if that day is not a trading day, the first trading day after June 3, 2002. If we extend the Offer, we will adjust the New Option Grant Date to correspond to the new expiration time of the Offer.

         34.      When will the New Options vest?

                  If you accept the Offer, the New Options that you are granted will vest and become exercisable over four years as follows:
                  (1) one-fourth of the New Options will vest on the first anniversary of the New Option Grant Date, (2) one-fourth of the New Options will vest on the second anniversary of the New Option Grant Date, (3) one-fourth of the New Options will vest on the third anniversary of the New Option Grant Date and (4) one-fourth of your New Options will vest on the fourth anniversary of the New Option Grant Date, subject, in each case, to your continued employment by the Company through the applicable vesting date. All New Options will be subject to this vesting schedule, regardless of the fact that all or a portion of your Cancelled Options may have already vested.

                  For example, assume that you decide to tender the one Eligible Option that you own for 200 shares. At the expiration time of the Offer the option is 25% vested. Assuming that you are still employed on the New Option Grant Date (assuming it is June 3, 2002), we will grant you a New Option for 200 shares. Your New Option will vest in four equal installments, with 25% vesting on June 3, 2003, June 3, 2004, June 3, 2005 and June 3, 2006. The fact that your Eligible Option was already 25% vested when it was cancelled does not affect the vesting schedule of your New Option.

         35.      What are the termination provisions of the New Options?

                  New Options will each be subject to a new ten year option term beginning on New Option Grant Date.

                  For Eligible Options that were originally granted under our Equity Incentive Plan, the New Options will remain subject to the same provisions regarding early termination upon a termination of employment as your Cancelled Options, subject of course to the new vesting requirements.

                  For Eligible Options that were originally granted under one of the U S WEST stock plans, the New Options will be subject to the termination of employment provisions that are included in the form of New Option Agreement attached as Attachment D. The termination of employment provisions in that form generally provide as follows:

                  o if your employment terminates other than because of death, disability, or a termination by the Company for "cause", the unvested portion of the New Options will terminate and the vested portion will remain exercisable for up to three months;

                  o if your employment terminates by reason of death or disability, the unvested portion of the New Options will terminate and the vested portion will remain exercisable for a period of up to twenty-four months; and

                  o if your employment is terminated for cause, the new Options will terminate immediately whether or not they are vested.

                  In each case, these termination provisions are subject to earlier expiration of the option. (See Section 6 of Exhibit D for the specific provisions and also refer to the response to Question 37 below).

                  These termination provisions (including, without limitation, the definitions of "disability" and "cause" used for purposes of the New Option grants) may be different from the provisions that applied to the corresponding Cancelled Options. For example, you may have been entitled to materially more favorable vesting and/or exercise rights upon your retirement or in case of your death or disability under your original U S WEST stock plan options than under your New Options if you accept the Offer.

         36.      What will be the change in control provisions of my New
                  Option?

                  For Eligible Options that were originally granted under our Equity Incentive Plan, the New Options granted in exchange for your Cancelled Options will be subject to the same change in control provisions as your Cancelled Options. If your Cancelled Options contain different change in control provisions, your New Option Agreements will be different and will reflect these different provisions.

                  For Eligible Options that were originally granted under the U S WEST stock plans, the New Options granted in exchange for your Cancelled Options will be subject to the change in control provisions that are contained in Section 7 of the form of New Option Agreement attached as Attachment D, regardless of the change in control provisions in those Cancelled Options. The New Options generally:

                  o will become fully vested if there is both a change in control (as defined in the Equity Incentive Plan) and we subsequently terminate your employment other than for "cause";

                  o will also become fully vested on any of the following events:

                                    o        a merger or consolidation of Qwest
                                             with or into another corporation or
                                             other reorganization, or

                                    o        the sale of all or substantially
                                             all of Qwest's assets,

                           if, Qwest, or the successor or purchaser, as the case may be, does not assume the outstanding options or substitute new options for the outstanding options; and

                  o will terminate subject to certain accelerated vesting and notice provisions under our Equity Incentive Plan if Qwest or the successor or purchaser does not assume or substitute the options in the circumstances above.

                  As a result of the terms of the New Options you may have been entitled to materially more favorable terms (including vesting) in the event of a merger, asset sale, or change in control under your original U S WEST stock plans options than will apply to New Options.

         37.      What will be the other terms and conditions of my New Options?

                  You must make an employment commitment to receive a New Option. That is, Section 7.2(f) of our Equity Incentive Plan requires that you reaffirm on the New Option Grant Date your agreement to remain in the employ of the Company for a continuous period of at least one year after that date at your rate of compensation then in effect, even though the Company may terminate your employment and change your compensation before, during or after the one-year period. You made this reaffirmation when you received your other options from the Company granted under our Equity Incentive Plan. If you do not make that reaffirmation when you receive a New Option, you will not be granted any New Options and you will not have a right to any of your Cancelled Options. If we determine that we will not require separate written affirmations, your acceptance of your New Option will constitute your affirmation of the employment agreement referred to above.

                  The New Options will be subject to a new ten year term, starting on the New Option Grant Date, subject to earlier termination provisions.

                  If you tender Eligible Options that were originally granted under our Equity Incentive Plan, other than the new exercise price, new option term and new vesting schedule, we expect that your New Options will otherwise be subject to substantially the same terms and conditions as the corresponding Cancelled Options.

                  If you tender Eligible Options that were originally granted under the U S WEST stock plans, the terms and conditions of the New Options may be materially different from those that applied to your corresponding Cancelled Options. For example, and without limitation, all New Options:

                  o will immediately terminate (whether or not vested) if you engage in certain activity in competition with us, in activity that is contrary or harmful to the interests of Qwest, in conduct related to your employment that could lead to criminal or civil penalties or in conduct in violation of our policies; if you disclose or misuse any confidential information or material concerning us; or if you participate in a hostile takeover attempt;

                  o will generally be subject to amendments without your consent unless the amendment adversely affects your New Option; and

                  o require the exercise price to be paid only in United States dollars by certified check or bank cashier's check, or by wire transfer, unless we have in place procedures allowing for a cashless exercise. Under a cashless exercise, you may pay the exercise price of a New Option by tendering shares of Qwest stock that you have owned for more than six months or by delivering to us a copy of irrevocable instructions to a stockbroker to sell stock or to authorize a loan from the stockbroker to you and to deliver promptly to us an amount sufficient to pay the exercise price of your option.

                  In addition to the terms and conditions described above in the responses to Questions 35 and 36 above, there may be additional differences in the terms of the New Options as compared to the terms of your Cancelled Options that were originally granted under one of the U S WEST stock plans. If you own options that were granted under the U S WEST stock plans, you should carefully read the stock option agreements that evidence your U S WEST stock plan options and the U S WEST stock plans and compare those provisions to the provisions of our Equity Incentive Plan and the form of New Option Agreement attached as Attachment D.

                  You will not receive any other consideration for your Cancelled Options or with respect to the New Options that you otherwise would have received.

         38.      What is a stock option?

                  A stock option is a right granted by a corporation to an individual or entity to buy a specified number of shares of the company's stock at a fixed price during a specified period of time.

         39.      What is an "exercise price"?

                  An exercise price, also called the strike price or grant price, is the fixed price that you pay to buy your shares when you exercise your stock option.

Other Provisions; Administration

This section describes certain other aspects of the Offer, including the fact that the Offer does not confer any employment rights, certain administrative information regarding the Offer and, since Qwest is making the Offer, certain information about Qwest.

         40. Does the Offer give me any rights to continued employment by the Company?

                  No. The Offer does not have any effect on your employment status or give you any right to continued employment with the Company or any of its affiliates. You will remain an at-will employee regardless of whether you elect to participate in the Exchange. That means that you are not guaranteed employment for any period of time.

                  If you die or if your employment with the Company terminates for any reason whatsoever before the New Option Grant Date, or if you are on unpaid leave on the New Option Grant Date, we will not grant you any New Options and you will not have a right to any of your Cancelled Options. If you are on an unpaid leave of absence on the New Option Grant Date, you will not be granted New Options and you will not have a right to any of your Cancelled Options unless we are required by law to still treat you as an employee for this purpose. In either case, you will not receive any other consideration for your Cancelled Options or with respect to the New Options that you otherwise would have received.

                  If we sell a subsidiary or any other event or transaction occurs that results in a Qwest affiliate or subsidiary not continuing as such an affiliate or subsidiary after the event or transaction, and you are employed by the affected affiliate or subsidiary, you will be deemed to have terminated employment with the Company for purposes of the Exchange and any of your New Options unless, after the event or transaction, you are otherwise employed by Qwest or another entity that is then a Qwest subsidiary or affiliate.

         41. How do I make a claim for payment of other benefits I may be owed?

                  If you accept the Offer, you generally will not have to take any other action to receive the grant of New Options in exchange for your Cancelled Options. If, however, you believe that you are being denied a benefit to which you are entitled, you should file a written request with Qwest Stock Administration. The request should include the reasons for your claim. Any written claim request should be sent to:

                           Qwest Stock Administration
                           Qwest Communications International Inc.
                           555 17th Street, 10th Floor
                           Denver, Colorado  80202

         42. Who will administer and pay the costs of administering the Exchange?

                  We will make all administrative decisions regarding the Exchange. Without limiting that authority, we have the authority, in our sole discretion, to determine all questions as to form of documents and the validity, eligibility, and acceptance of any election to participate in the Offer. Our determination on these matters will be final and binding on all persons. We reserve the right to waive any condition of the Offer. We are not obligated to give any notice of any defects or irregularities in Election Forms, nor will anyone incur any liability if you fail to return a valid Election Form.

                  We will pay the expenses of administering the Exchange and the grant of New Options.

                  We will not retain, nor will we pay any fees or commissions for, any broker, dealer, or other person to solicit elections to accept the Offer. Any such solicitation is prohibited.

         43.      What is the price of our common stock?

                  Shares of our common stock are traded on the New York Stock Exchange under the symbol "Q." On November 1, 2001, the closing price of a share of our common stock was $12.00. The following table presents the high and low sales prices per share of Qwest common stock for the periods indicated, as reported on the New York Stock Exchange:

                              Period                               High          Low
                              ------                               ----          ---
                  Year Ending December 31, 2001:
                        First Quarter                            $  47.5000   $  33.2500
                        Second Quarter                           $  40.9000   $  29.8200
                        Third Quarter                            $  31.1500   $  16.5000
                        Fourth Quarter (to November 1, 2001)     $  18.9000   $  11.5500

                  Year Ended December 31, 2000:
                        First Quarter                            $  64.0000   $  37.0000
                        Second Quarter                           $  54.2500   $  39.5000
                        Third Quarter                            $  57.8750   $  44.5000
                        Fourth Quarter                           $  51.4375   $  32.3750

                  Year Ended December 31, 1999:
                        First Quarter                            $  37.4063   $  25.6250
                        Second Quarter                           $  48.0625   $  32.5625
                        Third Quarter                            $  35.9375   $  26.1250
                        Fourth Quarter                           $  44.0000   $  29.8750

                  You should obtain current market quotations for our common stock before you decide whether you should accept the Offer. The value of our common stock will fluctuate in the future and we cannot and do not predict any future values for our common stock.

         44.      What information is available regarding Qwest?

                  Qwest is making the Offer. We are a leading broadband Internet communications company that provides advanced communication services, data, multimedia and Internet-based services on a national and global basis; and wireless services, local telecommunications and related services and directory services in a 14-state local service area. A Fortune 100 company, we principally serve large and mid-size business and government customers on a national and international basis, as well as residential and small business customers primarily in our 14-state local service area.

                  We are incorporated under the laws of the State of Delaware and have our principal executive offices at 1801 California Street, Denver, Colorado 80202, telephone number 303-992-1400.

                  Attachment E to this Offer Circular summarizes certain of our consolidated financial data. Additional information about us, including certain more detailed financial statements, is available from the documents referred to and incorporated by reference under "Additional Information: Incorporation of Documents by Reference" below.

         45.      How many Eligible Options are there?

                  The Offer is being made only with respect to your Eligible Options and Recent Options that are outstanding as of the expiration time of the Offer. As of September 30, 2001, there were 1,664,535,549 shares of Qwest common stock outstanding and there were outstanding stock options and other awards covering up to an additional 121,190,582 shares of Qwest common stock (note that the awards referred to in the response to Question 46 below are not included in this number because the awards were not granted until October 24, 2001).

                  Of the shares subject to those stock options and other awards, approximately 35.7 million shares (approximately 2.1% of the outstanding shares) were subject to the Eligible Options originally granted under our Equity Incentive Plan, approximately 3.4 million shares (approximately 0.2% of the outstanding shares) were subject to Eligible Options originally granted under the U S WEST stock plans, and approximately 1.8 million shares (approximately 0.1% of the outstanding shares) were subject to the Recent Options outstanding at that time. (None of the awards referred to in the response to Question 46 below and granted on October 24, 2001 constitute Eligible Options or Recent Options that can be exchanged in the Offer.)

         46. How does the Offer relate to Qwest's directors and executive officers?

                  Our directors and certain senior officers are not eligible to participate in the Exchange.

                  Our directors and executive officers, and their positions and offices, are as follows: Philip F. Anschutz (Chairman of the Board), Joseph P. Nacchio (Chairman and Chief Executive Officer, and Director), Linda G. Alvarado (Director), Craig R. Barrett (Director), Hank Brown (Director), Thomas J. Donohue (Director), Jordan L. Haines (Director), Cannon Y. Harvey (Director), Peter S. Hellman (Director), Vinod Khosla (Director), Marilyn Carlson Nelson (Director), Frank P. Popoff (Director), Craig D. Slater (Director), W. Thomas Stephens (Director), Joel M. Arnold (Executive Vice President - Global

                  Accounts), Clifford S. Holtz (Executive Vice President National Business Accounts), Afshin Mohebbi (President and Chief Operating Officer), James A. Smith (Executive Vice President - National Consumer Markets), Robin R. Szeliga (Executive Vice President and Chief Financial Officer), and Drake S. Tempest (Executive Vice President, General Counsel, Chief Administrative Officer and Secretary). The address of each director and executive officer is c/o Qwest Communications International Inc., 1801 California Street, Denver, Colorado 80202.

                  Please see our proxy statement for our annual meeting of shareholders held on May 2, 2001 for more information regarding the compensation of directors and certain executive officers and the amount of Qwest securities that our directors and executive officers beneficially owned, for periods or as of the dates set forth in that statement. This proxy statement is available upon request as described below under "Additional Information; Incorporation of Documents by Reference."

                  There were no stock option or stock transactions involving our directors and executive officers within the 60 days before the commencement of the Offer, except for the grants of the stock options and restricted stock described in the following paragraph.

                  Our Board approved certain stock option and restricted stock grants on October 24, 2001. Those grants were made to persons who are not eligible to participate in the Offer. Messrs. Nacchio, Mohebbi, Arnold, Holtz, Smith and Tempest and Ms. Szeliga were granted new stock options covering 7,250,000 shares, 1,000,000 shares, 500,000 shares, 175,000 shares,
                  250,000 shares, 600,000 shares, and 600,000 shares of our common stock, respectively, each with an exercise price of $16.81 per share. Messrs. Arnold and Tempest and Ms. Szeliga were each granted restricted stock awards covering 100,000, 200,000 and 100,000 shares, respectively. The stock option grants have maximum ten-year terms and vest in four equal annual installments of 25% on each of the first four anniversaries of the date of grant beginning on October 24, 2002, except that Mr. Nacchio's stock options vest in four installments as follows: 2,500,000 shares on August 1, 2004, 500,000 shares on December 1, 2004, 2,500,000 shares on August 1, 2005 and 1,750,000 shares on December 1, 2005; and Mr. Mohebbi's stock options vest in two installments as follows:
                  500,000 shares on April 1, 2004 and 500,000 shares on April 1, 2005. The shares of restricted stock vest in four equal annual installments of 25% on February 1, 2003, February 1, 2004, February 1, 2005 and February 1, 2006. These option grants and restricted stock awards are evidenced by award agreements in the forms customarily used by us. These forms are attached as exhibits to the Tender Offer Statement on Schedule TO that we filed with the Securities and Exchange Commission and that is referred to in the "Additional Information; Incorporation of Documents by Reference" section below.

                  In connection with the award grants identified in the preceding paragraph, Mr. Nacchio's employment agreement with us was extended through December 31, 2005 and each of Messrs. Nacchio's and Mohebbi's annual base salary was adjusted effective as of January 1, 2002 to $1,500,000 and $850,000, respectively. Each of their annual bonus targets (expressed as a percentage of base salary) for 2002 will be 250% and 200%, respectively, of base salary. In addition, we loaned Mr. Mohebbi $4,000,000, interest free, that will be forgiven over five years, in 20% installments so long as he remains satisfactorily employed.

         47. What are the general accounting consequences to the Company of the Exchange?

                  We believe that we will not incur any compensation expense solely as a result of the transactions contemplated by the Exchange because we will not grant any New Options until a date that occurs more than six months and one day after the expiration time of the Offer (the New Options are scheduled to be granted on June 3, 2002 or later). Further, the exercise price of all New Options will equal the closing market price of our common stock on the New Option Grant Date.

                  If we were to grant any options before the scheduled New Option Grant Date to any option holder electing to participate in the Exchange, our grant of those options (assuming the applicable per share exercise price is less than the exercise price of the options tendered in the Exchange) would be treated for financial reporting purposes as a variable award to the extent that the number of shares subject to the newly-granted options is equal to or less than the number of the option holder's option shares tendered in the Exchange. In this event, we would be required to record as compensation expense the amount by which the market value of the shares subject to the newly granted options exceeds the exercise price of those shares. This compensation expense would accrue as a variable accounting charge to our earnings over the period that the newly granted options are outstanding. We would have to adjust this compensation expense periodically during the option term based on increases or decreases in the market value of the shares subject to the newly granted options.

                  Similar accounting rules will trigger a variable accounting charge to our earnings if outstanding options are terminated and, within the six-month period preceding the termination, other stock options were granted at an exercise price that is less than the exercise price of the terminated options. To avoid this potential accounting charge, we are requiring that you tender all of your Recent Options in the Exchange if you want to tender any of your Eligible Options.

         48.      Is Qwest contemplating any other transactions?

                  We must disclose whether we are contemplating certain types of transactions in connection with the Offer. Except as otherwise disclosed below and elsewhere in this Offer Circular and in our filings with the Securities and Exchange Commission (the "SEC"), and while we reserve the right to contemplate and effect any of these transactions from time to time, we currently have no plans or proposals that relate to or would result in:

                  o an extraordinary transaction, such as a merger, reorganization or liquidation, involving us or any of our subsidiaries;

                  o any purchase, sale or transfer of a material amount of our assets or the assets of any of our subsidiaries;

                  o any material change in our present dividend rate or policy, or our indebtedness or capitalization;

                  o any change in our present Board of Directors or executive officers, including, but not limited to, any plans or proposals to change the number or the term of directors or to fill any existing vacancies on our Board or to change any material term of the employment contract of any executive officer;

                  o any other material change in our corporate structure or business;

                  o our common stock being de-listed from a national securities exchange;

                  o our common stock becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Securities Exchange Act of 1934, as amended;

                  o the suspension of our obligation to file reports under Section 15(d) of the Securities Exchange Act of 1934, as amended;

                  o the acquisition by any person of any of our securities or the disposition of any of our securities (other than as a result of the exercise of stock options or the payment of other award granted under our incentive compensation plans); or

                  o any changes in our articles of incorporation, bylaws of other governing instruments or any actions that could impede the acquisition of control of Qwest.

                  On October 18, 2001, we announced an agreement to purchase approximately 14 million shares of KPNQwest common stock from the other major shareholder in KPNQwest, Koninklijke KPN N.V. ("KPN"). The agreed upon purchase price was $4.58 per share. After completion of the purchase, we will own approximately 47.5% of the voting power of the KPNQwest stock. As part of the agreement, KPN granted an option to us to purchase some or all of KPN's shares in KPNQwest in March of 2002. The purchase, which is subject to several conditions including antitrust pre-clearance in the United States of America and several European jurisdictions, and KPNQwest shareholder approval of certain amendments to the KPNQwest articles of association, is expected to be completed before December 31, 2001. We will continue to account for our proportionate share of KPNQwest's operations under the equity method of accounting.

         49. Are there any regulatory requirements or other approvals that Qwest must comply with or obtain?

                  We are not aware of any license or regulatory permits that are important to our business that might be adversely affected by the exchange and cancellation of Eligible Options and Recent Options or the issuance of New Options as contemplated by the Offer. In addition, we are not aware of any approval that is required from any government authority or agency for the cancellation of Eligible Options and Recent Options and the grant of New Options as contemplated by the Offer, other than those that we have obtained or that we expect to obtain.

Federal Income Tax and Social Security Consequences

Questions 50 through 53 below discuss the material United States federal income tax and Social Security considerations that relate to the Exchange. Question 54 below comments on state, local and foreign tax matters. We cannot and do not guarantee any particular tax consequences. You should consult your own tax advisors.

The Company may withhold any amounts required by law (including U.S. federal, state or local, or foreign, income, employment or other taxes) to be withheld with respect to the Exchange and the exercise of New Options. In the event that the Company does not elect for any reason to withhold amounts necessary to satisfy any applicable tax withholding obligations that arise, the Company may withhold such amounts from compensation otherwise payable to you or you must pay or provide for the payment of such amounts to the Company. The amount of tax withheld by the Company may not be sufficient to pay the actual tax liability due, and you will be responsible for any shortfall.

         50.      What is the tax effect of the Exchange?

                  If you accept the Offer, there will be no federal income tax consequences with respect to the cancellation of your exchanged Eligible Options and Recent Options or with respect to the grant of your New Options.

         51. What is the income tax effect of the New Option grants and shares I receive when I exercise my vested New Options?

                  The New Options granted to you will not be taxed for income tax purposes until the year in which you exercise the New Options. The amount of income that you will recognize with respect to the shares distributed will equal the excess of the fair market value of a share of our common stock over the exercise price paid for the shares (the "spread"). The income that you recognize with respect to the exercise of New Options will constitute ordinary income, not capital gain. You will pay federal income tax based on the tax rates in effect for the year in which you exercise your New Options, rather than based on the tax rates in effect for the year 2001 or 2002.

                  We will be entitled to a business expense deduction equal to the amount of ordinary income that you recognize with respect to the exercised New Option. We will be allowed the deduction in the year in which you recognize ordinary income.

                  The fair market value of our common stock that you receive when you exercise your New Options will be the "tax basis" for the stock. If you later sell the stock, any gain or loss that you realize from the sale (determined based on your tax basis in the stock) will be taxable to you either as short-term or long-term capital gain or loss, depending on how long you own the shares before you sell them. Generally, you must own the shares for more than one year before you sell them in order to qualify for long-term capital gain treatment.

         52. What are the tax withholding requirements with respect to the New Options?

                  The Federal Insurance Contributions Act ("FICA") imposes two types of taxes - Social Security tax (at 6.2%) and Medicare tax (at 1.45%) - on both employers and employees for wages paid to employees. The Social Security tax is a percentage of wages up to the Social Security wage base limitation, which is $80,400 for the year 2001. The Social Security wage base is adjusted annually. Once you have paid Social Security tax for a given year on an amount of wages from a particular employer equal to the wage base limitation, no further Social Security tax is payable on that year's wages from that employer. Currently, there is no wage base limitation for Medicare tax purposes. Thus, all wages paid to you are subject to Medicare tax.

                  Income tax withholding is also required on wages paid to employees. The Company will withhold federal income taxes on the "spread" upon the exercise of your options at the supplemental wage withholding rate (currently 27.5%). State and local income tax withholding also may be required, depending on your state of employment. For purposes of the following illustration, the state tax withholding rate is assumed to be 6%. (The California supplemental wage withholding rate is 6%.)

                  The "spread" on the New Options will be treated as wages received for FICA and income tax purposes in the year(s) of exercise. Income taxes and FICA taxes will be withheld at the time(s) of exercise. The amount of income tax withholding may not be sufficient to cover your actual income tax liability.

                  For Example: Assume that you accept the Offer and that you are granted 300 New Options for your exchanged Eligible Options at a per share exercise price of $15. Further assume that you exercise 100 of your vested New Options when the fair market value of a share is $20. You will recognize $500 of ordinary income in that year. Required withholding would be as follows:
                  $38.25 for FICA (assuming the Social Security wage base had not been met at the time of payment) (7.65% of $500 = $38.25); $137.50 for federal income taxes (27.5% of $500 = $137.50);
                  and $30 for state income taxes (at an assumed state withholding rate of 6%, 6% of $500 = $30). Thus, the total withholding obligation would be $205.75 ($38.25 + 137.50 + $30 = $205.75).

                  We may make provisions and take whatever steps as we may deem necessary or appropriate to withhold all federal, state, local and other taxes required by law to be withheld with respect to the exercise of any New Option. For example, we may deduct the amount of any required withholding taxes from any other amount then or thereafter payable to you or may require you to pay to us in cash the amount required to be withheld.

         53.      Could a change in tax law affect my benefits?

                  Yes. Congress may change the relevant tax and Social Security law at any time, and these changes may be retroactive to before the date of enactment. These changes may have a material effect on the benefit you expect to receive by electing to participate in or by not electing to participate in the Exchange.

         54. What are the local and foreign income tax consequences of the New Options?

                  We are unaware of any state and local income tax consequences in the United States of the Exchange and the grant and exercise of New Options that differ from the United States federal income tax consequences described and cross-referenced above.

                  Foreign taxes are beyond the scope of this discussion. If you reside in a jurisdiction outside of the United States, you should consult with your own tax advisors.

                             ADDITIONAL INFORMATION;

                     INCORPORATION OF DOCUMENTS BY REFERENCE

         If you have any questions with respect to the Offer, the New Options, or any other matters discussed in this Offer Circular, please contact Qwest Stock Administration at StockAdmin2@Qwest.com or at the following address or telephone or fax number:

                  Qwest Stock Administration
                  Qwest Communications International Inc.
                  555 17th Street, 7th Floor
                  Denver, Colorado  80202
                  tel: 866-437-0007
                  fax: 303-992-1174

         A Qwest Stock Administration representative will generally be available at that location (during normal business hours) or through that telephone number from 8:00 a.m. to 7:00 p.m., Mountain Standard Time, each business day until the expiration time of the Offer.

         We are a reporting company under the Securities Exchange Act of 1934, as amended, and are required to file periodic and other reports with the SEC. These reports include financial material and other information about Qwest.

         We have filed a Tender Offer Statement on Schedule TO with the SEC with respect to the Offer. This Offer Circular does not contain all of the information included in the Schedule TO and its exhibits.

         The following documents that we have filed with the SEC are incorporated by reference into this Offer Circular:

         o Our Annual Report on Form 10-K for the year ended December 31, 2000 (as amended by our Annual Report on Form 10-K/A filed with the SEC on August 20, 2001);

         o Our Quarterly Reports on Forms 10-Q for the quarters ended March 31, 2001 and June 30, 2001; and

         o Our Current Reports on Forms 8-K filed with the SEC on March 22, 2001, March 29, 2001, April 5, 2001, April 25, 2001, April
                  27, 2001, May 17, 2001, June 5, 2001 (as amended by our
                  Current Report on Form 8/K-A filed with the SEC on June 5,
                  2001), June 8, 2001, June 20, 2001, June 21, 2001, July 20,
                  2001, July 26, 2001 (as amended by our Current Report on Form 8/K-A filed with the SEC on July 26, 2001), August 7, 2001 (as amended by our Current Report on Form 8/K-A filed with the SEC on August 13, 2001), September 10, 2001 and October 31, 2001.

         We also incorporate by reference into this Offer Circular additional documents that we may file with the SEC between the date of this Offer Circular and the expiration time of the Offer. These include periodic reports, such as quarterly reports on Form 10-Q and current reports on Form 8-K.

         Copies of the foregoing documents can be inspected and copied at:

         o the Public Reference Room of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549; and

         o the SEC Midwest Regional Office, CitiCorp Center, 500 West Madison, Suite 1400, Chicago, Illinois 60061.

         You may also obtain copies of these documents by mail at prescribed rates from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549.

         Reports, proxy statements and other information concerning Qwest can also be inspected at the offices of the New York Stock Exchange, Inc., 20 Broad Street, 18th Floor, New York, New York 10005, and at the offices of the Pacific Exchange, 301 Pine Street, San Francisco, California 94104.

         You also may view the Schedule TO and the incorporated documents at the SEC's Internet web site at: http://www.sec.gov or on the Q.

         You may also obtain without charge, upon oral or written request, a copy of the Schedule TO and any document that has been incorporated by reference (except the exhibits to any such document) into this Offer Circular or any other report or document required to be given to you under SEC Rule 428(b).

         You may also request Qwest documents from Qwest Stock Administration at StockAdmin2@Qwest.com or at the following address or telephone or fax number:

                  Qwest Stock Administration
                  Qwest Communications International Inc.
                  555 17th Street, 7th Floor
                  Denver, Colorado  80202
                  tel: 866-437-0007
                  fax: 303-992-1174

                                  ATTACHMENT A

                   PROSPECTUS FOR QWEST EQUITY INCENTIVE PLAN
                   ------------------------------------------



THIS DOCUMENT CONSTITUTES PART OF A PROSPECTUS
COVERING SECURITIES THAT HAVE BEEN REGISTERED
UNDER THE SECURITIES ACT OF 1933.

                     QWEST COMMUNICATIONS INTERNATIONAL INC.
                        EQUITY INCENTIVE PLAN, AS AMENDED

                                October 31, 2001

                                     GENERAL
                                     -------

EQUITY INCENTIVE PLAN

         The Company adopted the Qwest Communications International Inc. Equity Incentive Plan (the "Plan") effective June 23, 1997, as amended. The purpose of the Plan is to provide employees, consultants and non-employee directors selected for participation in the Plan with additional incentives to remain in the long-term service of Qwest and to create in such employees, consultants and non-employee directors a more direct interest in the future success of Qwest by relating incentive compensation to increases in stockholder value.

         The Plan has been amended and restated several times. The most recent amendment and restatement was effective as of October 4, 2000. This Prospectus summarizes the principal terms of the Plan. Because this Prospectus is only a summary, it does not describe every detailed provision in the Plan document. If there is any conflict between the Plan document and this Prospectus, the Plan document will always control. A holder of an award granted under the Plan who has a question about any Plan provision should refer to the Plan document.

         The Plan permits the grant of non-qualified stock options, incentive stock options, stock appreciation rights, restricted stock, stock units, stock bonuses and other stock grants to selected employees (including employees who are members of the Company's board of directors (the "Board")) of the Company and affiliated companies, selected consultants to the Company and affiliated companies and selected members of the Board who are not employees of the Company or an affiliated company ("non-employee directors"). The maximum number of shares of the Company's common stock ("Common Stock") that may be subject to awards under the Plan at any time is equal to 10% of the total number of shares that are issued and outstanding at such time (determined as of the close of trading on the New York Stock Exchange on the trading day immediately preceding such time), reduced by the number of shares subject to outstanding awards granted under the Plan and outstanding options granted under any Plan or arrangement of the Company or a subsidiary of the Company (excluding the Company's Employee Stock Purchase Plan) at such time. The maximum number of shares as to which incentive stock options may be granted is 75 million. The number of shares is subject to adjustment on account of stock splits, stock dividends and other changes in the Common Stock. Shares of Common Stock covered by unexercised non-qualified or incentive stock options that expire, terminate or are canceled, together with shares of Common Stock that are forfeited pursuant to a restricted stock grant or any other award (other than an option) under the Plan or that are used to pay withholding taxes or the option exercise price, will again be available for grant under the Plan.

         Participation. The Plan provides that awards may be made to eligible employees and consultants who are responsible for the Company's growth and profitability. The Plan also provides that non-qualified options may be granted from time to time to non-employee directors. The Company currently considers all of its employees, consultants and non-employee directors to be eligible for grant of awards under the Plan. As of October 26, 2001, there are approximately 64,000 eligible employees.

         Administration. The Plan is ordinarily administered by a subcommittee of the Company's Compensation Committee (the "Committee"), which operates under the authority of and serves at the permission of the Board. The Board may change the specific members of the Board who serve on the Committee at will. The Committee must be structured at all times so that it satisfies the "non-employee director" requirement of Rule 16b-3 under the Securities Exchange Act of 1934 (the "Exchange Act"). To the extent practicable, the Company intends to satisfy the similar requirement for administration by "outside" directors under Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), with respect to grants to employees whose compensation is subject to Section 162(m) of the Code. The Committee has the sole discretion to determine the employees, consultants and non-employee directors to whom awards may be granted under the Plan, the manner in which such awards will vest, and all other terms and conditions of the awards. The Committee may, however, delegate to specific officers of Qwest the power and authority to grant awards under the Plan to specific groups of employees and consultants and may condition or restrict such delegated power and authority as the Committee determines in its sole discretion. The Committee has delegated the power and authority to the Company's Chairman and Chief Executive Officer to grant awards to employees and consultants who are not subject to Section 16(b) of the Exchange Act. The Committee determines grants to non-employee directors. The Committee or its delegee may grant awards under the Plan to employees, consultants and non-employee directors in such numbers and at such times during the term of the Plan as the Committee shall determine, except that the maximum number of shares subject to one or more options or stock appreciation rights granted during any calendar year to any employee, consultant or non-employee director is 40,000,000 shares of Common Stock, and except that incentive options may be granted only to employees. In granting options, stock appreciation rights, restricted stock and stock units, the Committee will take into account such factors as it may deem relevant in order to accomplish the Plan's purposes, including one or more of the following: the extent to which performance goals have been met, the duties of the respective employees, consultants and non-employee directors and their present and potential contributions to the Company's success. The Board may assume or change the administration of the Plan from time to time.

         Exercise of Options. The Committee or its delegee determines the exercise price for each option; however, incentive stock options must have an exercise price that is at least equal to the fair market value of the Common Stock on the date the incentive stock option is granted (and at least equal to 110% of fair market value in the case of an incentive stock option granted to an employee who owns Common Stock having more than 10% of the combined voting power of all classes of the Company's stock). An option holder may exercise an option by written notice and payment of the exercise price (i) in cash or certified funds, (ii) by the surrender of a number of shares of Common Stock already owned by the option holder for at least six months with a fair market value equal to the exercise price, or (iii) through a broker's transaction by directing the broker to sell all or a portion of the Common Stock to pay the exercise price or make a loan to the option holder to permit the option holder to pay the exercise price. The Company may permit option holders who are subject to the withholding of federal and state income tax as a result of exercising an option to satisfy the income tax withholding obligation through the withholding of a portion of the Common Stock to be received upon exercise of the option.

         Non Transferability of Options and Other Awards. Except as provided otherwise by the Committee or its delegee at the time of grant or thereafter, options, stock appreciation rights, stock units and restricted stock awards granted under the Plan are not transferable other than by will or by the laws of descent and distribution.

         Effect of a Termination of Services on Options and Other Awards. Except as provided otherwise by the Committee or its delegatee at the time that an Option is granted, an option typically will terminate, to the extent that it is not exercisable upon or prior to a termination of service with the Company. The Plan, and agreements under it, however, also provide that even if it is exercisable, the Option will terminate if a termination is by the Company for cause (as defined) or will terminate within limited post-termination exercise periods that differ depending on whether a termination of service resulted from an option holder's death, Disability, or termination by the Company for any reason other than for cause, Disability or death, subject in all cases to earlier expiration at the end of the Option period.

         Stock Appreciation Rights held by participants upon a termination of service typically are exercisable within the same time periods as, and upon the same conditions with respect to reasons for a termination of services, as are specified for options.

         With respect to Restricted Stock Awards, the Plan generally provides that upon a participant's death, Disability or retirement in accordance with the Company's established retirement policy, all required periods of service and other restrictions applicable to Restricted Stock Awards held by the participant will lapse with respect to a pro rata part of each Award held by the participant based on the ratio between the number of full months of employment or continued service completed at the time of termination of service from the grant of each Award to the total number of months of employment or continued service required for the Award to be non forfeitable. The remaining portion will be forfeited and the shares subject to the forfeiture must be immediately returned to Qwest. If a participant's service terminates for any other reason, the Restricted Stock Award, to the extent that it has not become non-forfeitable, will be forfeited, and the shares subject to the forfeiture must be immediately returned to Qwest.

         You should refer to your own award agreement for the specific consequences of a termination of your services.

         Forfeiture of Option in Other Circumstances. The option agreements under the Plan generally provide that if a grantee competes with the Company or otherwise harms the interests of the Company (including, for example but without limitation, engaging in criminal conduct, violating the Company's policies, or disclosing or misusing confidential information), the Option will terminate. Refer to your own award agreement for the specific provisions applicable to your Option.

         Change in Control. Options and other awards granted under the Plan may vest upon or, in connection with a termination of employment, after a "change in control" of the Company depending on the terms of the option or other award described in the agreement or other instrument documenting the option or other award or the resolutions of the Committee or its delegee that grant the option or other award. A "change in control" occurs if either

                  (i) any individual, entity, or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the 1934 Act), other than Anschutz Company, The Anschutz Corporation, any entity or organization controlled by Philip F. Anschutz (collectively, the "Anschutz Entities") or a trustee or other fiduciary holding securities under an employee benefit plan of the Company, acquires beneficial ownership (within the meaning of Rule 13d-3 promulgated under the 1934 Act) of fifty percent (50%) or more of either (A) the then-outstanding shares of Stock ("Outstanding Shares") or (B) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors ("Voting Power") or

                  (ii) at any time during any period of three consecutive years (not including any period prior to June 23, 1997), individuals who at the beginning of such period constitute the Board (and any new director whose election by the Board or whose nomination for election by the Company's stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority thereof.

         Merger and Reorganization. Except as provided otherwise by the Committee or its delegee at the time an award is granted, upon the occurrence of
(i) the reorganization (other than a bankruptcy reorganization), merger or consolidation of the Company (other than a reorganization, merger or consolidation in which the Company is the continuing company and that does not result in any reclassification or change in the outstanding shares of Common

Stock), (ii) the sale of all or substantially all of the assets of the Company (other than a sale in which the Company continues as a holding company of an entity that conducts the business formerly conducted by the Company), or (iii) the dissolution or liquidation of the Company, the Plan and all outstanding options will terminate automatically when the event occurs if the Company gives the option holders 30 days' prior written notice of the event. Notice will also be given to holders of other awards. Notice is not required for a merger or consolidation or for a sale of the Company if the Company, the successor, or the purchaser makes adequate provision for the assumption of the outstanding options and awards or the substitution of new options and awards on terms comparable to the outstanding options and awards. When the notice is given, all outstanding options fully vest and can be exercised prior to the event and other awards become exercisable and payable.

         Amendment and Termination. The Board may amend the Plan in any respect at any time provided stockholder approval is obtained when necessary or when the Board concludes it to be desirable, but no amendment can impair any option, stock appreciation right, award or unit previously granted or deprive an option holder, without his or her consent, of any Common Stock previously acquired. The Plan will terminate in 2007 unless sooner terminated by the Board. Plan termination will not affect then outstanding options or other awards Plan termination will not affect then outstanding options or other awards.

ERISA AND FEDERAL INCOME TAX CONSEQUENCES

         The following discussion of the federal income tax consequences of participation in the Plan for a typical grantee is only a summary and does not cover, among other things, foreign, state, or local tax consequences or estate and gift tax consequences of participation in the Plan. Differences in grantees' financial situations may cause the tax consequences of participation in the Plan to vary. Therefore, each grantee is urged to consult his or her own legal counsel, accountant, or other tax advisor regarding the tax consequences of participation in the Plan to him or her.

         Grant and Exercise of Nonqualified Options. A grantee will not recognize any compensation upon the grant of a nonqualified option. Upon exercise of the nonqualified option, the amount by which the fair market value of the shares at the time of exercise exceeds the exercise price must be treated as compensation received by the grantee. If, however, the sale of the Common Stock at a profit would subject the grantee to liability under Section 16(b) of the Exchange Act ("Section 16(b)"), the grantee will recognize compensation equal to the excess of (i) the fair market value of the Common Stock on the earlier of the date that is six months after the date of exercise or the date the grantee can sell the Common Stock without Section 16(b) liability over (ii) the exercise price. The grantee can make an election under section 83(b) of the Code to measure the compensation as of the date the non-qualified option is exercised. See "Exercise of Options With Stock" below for the consequences of using previously acquired stock to exercise a nonqualified option.

         Grantees must make appropriate arrangements with the Company to pay the applicable federal, state, or local tax withholding resulting from the receipt of compensation. The Company will be entitled to a deduction, in an amount equal to the compensation recognized by the grantee, for the Company's taxable year that ends with or within the taxable year in which the grantee recognizes compensation, if and to the extent such amount is an ordinary and necessary business expense, satisfies the test of reasonable compensation, and satisfies the requirements of Code section 162(m) described below.

         The grantee's basis for the Stock will be equal to the sum of (1) the exercise price of the shares and (2) the compensation includable in income with respect to the exercise of such Option, if any. The holding period will begin on the day after the day the Option is exercised.

         Grant and Exercise of Incentive Options. A grantee will not recognize any income upon the grant or exercise of an incentive option, nor will the Company be allowed a corresponding deduction. See, "Exercise Of Options With Stock" below for the consequences of using previously acquired stock to exercise an incentive option. See, "Alternative Minimum Tax" below for the application of the alternative minimum tax to the exercise of an incentive option.

         If the grantee holds the shares for at least two years after the incentive option was granted and at least one year after the incentive option was exercised (the "Incentive Option Holding Period"), any gain or loss upon a taxable disposition of the shares will be long-term capital gain or loss. The grantee's basis, for purposes of determining gain or loss, is equal to the exercise price.

         If the grantee disposes of any shares before the end of the Incentive Option Holding Period, the disposition will be treated as a "disqualifying disposition." If the grantee makes a disqualifying disposition of any shares, the value of the Common Stock on the date the incentive option was exercised over the exercise price, limited to the amount received upon the disposition, will be treated as ordinary income rather than as capital gain. Any gain in excess of the value of the Common Stock on the date the incentive option was exercised over the exercise price will be treated as long-term or short-term capital gain, depending on how long the Common Stock was held. If the grantee receives less than the exercise price, the loss will be a short-term or long-term capital loss, depending on how long the Common Stock was held.

         Upon a disqualifying disposition, the Company will be allowed a deduction in an amount equal to the ordinary income recognized by the grantee, provided that such amount is an ordinary and necessary business expense, meets the reasonable compensation test, and satisfies the requirements of Code section 162(m) as described below.

         Exercise of Options With Stock. Nonqualified Options. If a grantee exercises a nonqualified option by paying the exercise price with shares of Common Stock, the grantee will be treated as having made a nontaxable exchange of the number of shares surrendered for an equal number of shares received (the "Exchange Stock"). The basis and holding period of the Exchange Stock received will be the same as the basis and holding period of the Common Stock surrendered.

         All shares received in excess of the Exchange Stock (the "Excess Stock") are treated as compensation to the grantee, and the Company will have a corresponding deduction to the extent the amount is an ordinary and necessary business expense, satisfies the test of reasonable compensation, and satisfies the requirements of Code section 162(m) described below. In general, the amount of compensation is equal to the fair market value of the Excess Stock on the date the nonqualified option is exercised. However, a grantee who is subject to
Section 16(b) should refer to the first paragraph of "Grant and Exercise of Non-Qualified Options" for the effect of Section 16(b). The grantee must make appropriate arrangements with the Company to pay the applicable federal, state, or local tax withholding resulting from the receipt of compensation. The Excess Stock has a basis equal to the compensation included in income with respect to the acquisition of such Excess Stock and a holding period that begins on the day after the date the nonqualified option is exercised.

         For example, if a grantee exercises a nonqualified option by surrendering 20 shares of Common Stock and receives 50 shares of Stock, 20 of the 50 shares will be treated as Exchange Stock; the remaining 30 shares will be treated as Excess Stock.

         When shares of Common Stock acquired through the exercise of a nonqualified option are disposed of, the shares constituting Excess Stock are deemed to be the first disposed of; the next shares disposed of are the shares of Exchange Stock having the lowest basis; the shares of Exchange Stock having the highest basis are deemed to be the last shares disposed of.

         Incentive Options. If a grantee exercises an incentive option by paying the exercise price with either (1) shares of Common Stock previously acquired pursuant to an incentive option that have been held for all requisite holding periods or (2) shares of Common Stock not acquired pursuant to an incentive option, the grantee will be treated as having received Exchange Stock (the number of shares received equal to the number of shares surrendered) and Excess Stock (the remaining number of shares received). The Exchange Stock will have a basis and holding period that are the same as the basis and holding period of the Common Stock surrendered. The Excess Stock will have a basis of zero and its holding period will begin on the day after the date the incentive option is exercised. There will be no gain or loss on the transaction; however, the bargain element (the difference between the fair market value of the Common Stock and the exercise price) will be treated as an item of adjustment as described under "Alternative Minimum Tax" below. Moreover, both the Exchange Stock and the Excess Stock must be held for the Incentive Option Holding Period to avoid a disqualifying disposition.

         If a grantee exercises an incentive option by paying the exercise price with shares of Common Stock previously acquired pursuant to an incentive option that have not been held for the Incentive Option Holding Period, the grantee will have made a disqualifying disposition of the Common Stock surrendered. The grantee will be treated as having first disposed of the shares with the lowest basis. The grantee will have compensation equal to the difference between the fair market value of the Stock (on the date the previous incentive option was exercised) and the amount paid for the Common Stock. The Exchange Stock received will have a basis equal to the basis of the Common Stock surrendered (increased by the amount of compensation recognized by the grantee) and a holding period that will be the same as the holding period of the Common Stock surrendered. The Excess Stock will have a basis of zero and its holding period will begin on the day after the day the incentive option is exercised. Other than the recognition of income as a result of the disqualifying disposition, there will be no gain or loss; however, the difference between the fair market value of the Common Stock and the exercise price will be treated as an item of adjustment as described under "Alternative Minimum Tax" below. The Exchange Stock and Excess Stock received must be held for the Incentive Option Holding Period to avoid a disqualifying disposition of the Exchange Stock and Excess Stock received.

         When shares of Common Stock acquired through the exercise of an incentive option with Common Stock are disposed of, the shares constituting Excess Stock are deemed to be the first disposed of; the next shares disposed of are the shares of Exchange Stock having the lowest basis; the shares of Exchange Stock having the highest basis are deemed to be the last shares disposed of.

         The rules regarding the exercise of incentive options with previously acquired Common Stock are complex; moreover, they are set forth in proposed Treasury Regulations, which are subject to change.

ANY GRANTEE WHO CONTEMPLATES EXERCISING AN OPTION BY PAYING THE EXERCISE PRICE WITH PREVIOUSLY ACQUIRED STOCK IS STRONGLY URGED TO CONSULT WITH HIS/HER OWN TAX ADVISOR PRIOR TO MAKING SUCH AN EXERCISE.

         Restricted Stock. The federal income tax consequences of a grant of Restricted Stock depend on whether the grantee elects, under Code section 83(b), to be taxed at the date of grant of the shares.

         If the section 83(b) election is not made, the grantee will not recognize taxable income at the time of grant of the Restricted Stock. When the restrictions on the shares lapse, if the Common Stock is then transferable or is no longer subject to a substantial risk of forfeiture, the grantee will recognize ordinary income in an amount equal to the fair market value of the Restricted Stock at that time. If the shares are forfeited before the restrictions lapse, the grantee will not recognize any income with respect to the forfeited shares.

         If the section 83(b) election is made, the grantee will recognize ordinary income at the time of grant of the Restricted Stock in an amount equal to the fair market value of the shares at that time, determined without regard to any restrictions. If the shares are forfeited before the restrictions lapse, the grantee will not be entitled to a deduction on account of the forfeiture.

         A grantee is subject to withholding of applicable federal (and generally, state and local) tax at the time he recognizes income as a result of the grant of Restricted Stock or the lapse of the restrictions. Dividends received by the grantee prior to that time are taxed as additional compensation, not as dividend income.

         The grantee's tax basis in the Restricted Stock is the amount recognized as ordinary income with respect to the shares. The grantee's gain or loss upon a subsequent taxable disposition of the shares is a capital gain or loss if the grantee holds the shares as capital assets.

         The Company will be entitled to a deduction in the same amount as the income recognized by the grantee from the grant of the Restricted Stock or the lapse of restrictions for the Company's taxable year that ends with or within the grantee's taxable year. The Company is also entitled to a deduction for any dividends paid before the grantee recognizes income. The Company's deduction is subject to the condition that such amounts are an ordinary and necessary business expense, meet the reasonable compensation test, and satisfy the requirements of Code section 162(m), as described below.

         Stock Appreciation Rights. A grantee will not recognize any income on the grant of a Stock Appreciation Right. Upon the exercise of the Stock Appreciation Right, the grantee will recognize compensation and the Company will be entitled to a tax deduction. The amount of the compensation and deduction equals the fair market value of the Common Stock and cash acquired on the date the Stock Appreciation Right is exercised. However, if the sale of any Common Stock received upon exercise of a Stock Appreciation Right would subject the grantee to liability under Section 16(b), the grantee will be taxed on the value of the Stock on the earlier of (a) the date that is six months after the date the Stock Appreciation Right was exercised or (b) the date the grantee could sell the Stock at a profit without being subject to suit under Section 16(b). The grantee may, however, make an election under Code section 83(b) to be taxed at the time the Stock Appreciation Right is exercised.

         Stock Units. In general, stock units are not subject to tax when they are granted. When a grantee receives payment for a stock unit, the amount paid is treated as compensation. The compensation is equal to the amount of cash paid or, if the payment is made in shares of Common Stock, the fair market value of the Common Stock on the date the Common Stock is distributed. However, if the sale of any Common Stock received with respect to a stock unit would subject the grantee to liability under Section 16(b), the grantee will be taxed on the value of the Common Stock on the earlier of (a) the date that is six months after the date the Common Stock is distributed, or (b) the date the grantee could sell the Common Stock at a profit without being subject to suit under Section 16(b). The grantee may, however, make an election under Code section 83(b) to be taxed at the time the Common Stock is distributed.

         The Company will be entitled to a deduction, in an amount equal to the compensation recognized by the grantee, for the Company's taxable year that ends with or within the taxable year in which the grantee recognizes compensation, if and to the extent such amount is an ordinary and necessary business expense, satisfies the test of reasonable compensation, and satisfies the requirements of Code section 162(m) described below. The grantee's basis for the Common Stock will be equal to the compensation recognized by the grantee with respect to the Common Stock, and the grantee's holding period will begin just after the day as of which the compensation with respect to the Common Stock is determined.

         If the Common Stock distributed is subject to restrictions, the tax consequences are the same as described in "Restricted Stock" above.

         Stock Bonus. A grantee who receives a bonus of Common Stock that is not subject to restrictions will recognize compensation, subject to applicable tax withholding, equal to the fair market value of the Common Stock on the date it is distributed less any amount paid for the Common Stock. However, if the sale of any Common Stock received as a bonus would subject the grantee to liability under Section 16(b), the grantee will be taxed on the value of the Common Stock on the earlier of (a) the date that is six months after the date the Common Stock was distributed or (b) the date the grantee could sell the Common Stock at a profit without being subject to suit under Section 16(b). The grantee may, however, make an election under Code section 83(b) to be taxed at the time the Common Stock is distributed.

         The Company will be entitled to a deduction, in an amount equal to the compensation recognized by the grantee, for the Company's taxable year that ends with or within the taxable year in which the grantee recognizes compensation, if and to the extent such amount is an ordinary and necessary business expense, satisfies the test of reasonable compensation, and satisfies the requirements of Code section 162(m) described below. The grantee's basis for the Common Stock will be equal to the amount paid for the Common Stock plus the compensation recognized by the grantee with respect to the Common Stock, and the grantee's holding period will begin just after the day as of which the compensation with respect to the Common Stock is determined.

         If the Common Stock distributed as a stock bonus is restricted, the tax consequences are the same as described in "Restricted Stock" above.

         Disposition of Stock. Upon a taxable disposition of shares of Common Stock acquired under the Plan, any amount received by the grantee in excess of his basis for the Common Stock will generally be treated as long- or short-term capital gain, depending upon the holding period of the shares. If upon disposition the grantee receives an amount that is less than his basis, the loss will generally be treated as a long- or short-term capital loss, depending upon the holding period of the shares.

         Alternative Minimum Tax. The amount by which the fair market value of Common Stock acquired upon exercise of an incentive option exceeds the exercise price is an item of adjustment for purposes of the alternative minimum tax, although if such Common Stock is disposed of in the same year in which the incentive option is exercised, such amount will avoid characterization as an item of adjustment. In the event of any long-term capital gain on sale or exchange of shares of Common Stock acquired under the Plan, the amount of such gain will be included in minimum taxable income. Computation of the alternative minimum tax is complex and depends on the financial situation of each taxpayer. Grantees are urged to consult their own tax advisors with respect to this matter.

         Change In Control. The value of the acceleration of vesting and payment upon certain changes in control may be treated as an "excess parachute payment" within the meaning of Code section 280G for certain grantees and such grantees may be subject to an excise tax equal to 20% of the "excess parachute payment." The Company would not be entitled to a deduction for any amount treated as an "excess parachute payment."

         Tax Code Limitations on Deductibility. Code section 162(m) limits the deductibility, for federal income tax purposes, of compensation paid to certain employees of the Company to $1 million with respect to any such employee during any taxable year of the Company. However, certain exceptions apply to this limitation, including exceptions for compensation paid because of the attainment of certain performance goals. The Company will endeavor to comply with the requirements of the Code with respect to the grant and payment of performance based awards under the Plan so as to be eligible for the performance based exception, but it may not be possible in all cases to satisfy the requirements for the exception and the Company may, in its sole discretion, determine that in one or more cases it is in the Company's best interests not to satisfy the requirements of the Code for the exception.

         "ERISA" Provisions. The Plan is not subject to any provisions of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") and is not a "qualified" plan as defined in Code section 401(a). The information contained in this Section, ERISA AND FEDERAL INCOME TAX CONSEQUENCES, is based on existing law, which is subject to change.

         Accounting Treatment. The accounting treatment for options is different from the federal income tax treatment for the Company. Generally, the grant of an option does not affect net income so long as the option price is equal to or greater than the market value on the date of grant. Options granted at a price less than the market value on the date of grant are deemed to be compensatory and the amount of the discount is deducted from net income of the Company during the vesting period of the option.

         Participants in the Plan may obtain information about the Plan and the administrators of the Plan by writing to the Company at 1801 California Street, Suite 5200, Denver, Colorado or calling (303) 992-1400.

SALE OF STOCK

         Affiliates of the Company (persons who, directly or indirectly through one or more intermediaries, control, are controlled by, or are under common control with the Company) are restricted in the resale of Common Stock by the provisions of Rule 144 promulgated under the Securities Act of 1933. Restrictions include a limitation on the amount of Common Stock which may be resold in any three-month period, a limitation on the manner of sale and an obligation to file a notice with the Securities and Exchange Commission. An affiliate may also sell Common Stock pursuant to a separate, current registration statement.

DOCUMENTS INCORPORATED BY REFERENCE

         The following documents filed with the Securities and Exchange Commission are incorporated by reference into this Prospectus:

         (1) The Company's annual report on Form 10-K for year ended December 31, 2000 (as amended by the Company's Annual Report on Form 10-K/A filed on August 20, 2001).

         (2) The Company's quarterly reports on Form 10-Q for the quarters ended March 31, 2001 and June 30, 2001.

         (3) The Company's current reports on Form 8-K filed on March 22, 2001, March 29, 2001, April 5, 2001, April 25, 2001, April 27, 2001, May 17,
2001, June 5, 2001 (as amended by our Current Report on Form 8/K-A filed with the SEC on June 5, 2001), June 8, 2001, June 20, 2001, June 21, 2001, July 20,
2001, July 26, 2001 (as amended by our Current Report on Form 8/K-A filed with the SEC on July 26, 2001), August 7, 2001 (as amended by our Current Report on Form 8/K-A filed with the SEC on August 13, 2001), September 10, 2001 and October 31, 2001.

         (4) The description of Common Stock of the Company is incorporated by reference to the Company's registration statement filed with the Commission on Form S-4/A (Registration No. 333-49915) filed under the Securities Act of 1993 on May 13, 1998.

         (5) All documents filed by Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus (but before the Company files a post-effective amendment indicating that all securities offered by this Prospectus have been sold or that Company has de-registered all securities remaining unsold) will be deemed to be incorporated by reference into this Prospectus (and such documents will be a part of this Prospectus) from the date that such documents are filed with the Securities and Exchange Commission. These documents generally include the Company's annual, quarterly, and current financial and other reports filed with the Securities and Exchange Commission.

         The Company hereby undertakes to provide without charge to each person, including any beneficial owner of the Company's securities, to whom this Prospectus is delivered, upon oral or written request of such person, a copy of any and all information incorporated by reference in this Prospectus, an annual report to stockholders of the Company and copies of all reports, proxy statements and other communications delivered to its security holders generally, except exhibits to such information which is incorporated by reference (unless such exhibits are specifically incorporated by reference into the information that this Prospectus incorporates). Such requests may be made by contacting:

                  ROBIN R. SZILEGA
                  EXECUTIVE VICE PRESIDENT AND
                  CHIEF FINANCIAL OFFICER
                  QWEST COMMUNICATIONS INTERNATIONAL INC.
                  1801 CALIFORNIA STREET, SUITE 5200
                  DENVER, COLORADO  80202
                  (303) 992-1400

                                  ATTACHMENT B

                  FORM OF NONQUALIFIED STOCK OPTION AGREEMENT A

                  (Form of Agreement to be used for New Options
 that correspond to Eligible Options that were granted before February 1, 2000.)
 -------------------------------------------------------------------------------



                      NON-QUALIFIED STOCK OPTION AGREEMENT

This Option Agreement (the "Agreement") is made as of the _____ day of June, 2002, between Qwest Communications International Inc., a Delaware Corporation (the "Company"), and (the "Optionee").

WHEREAS, pursuant to the Qwest Communications International Inc. Equity Incentive Plan, the Company desires to afford the Optionee the opportunity to purchase shares of Common Stock, par value $.01 per share (the "Common Shares"), of the Company.

NOW, THEREFORE, in connection with the mutual covenants hereinafter set forth and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto agree as follows:

1.       DEFINITIONS: CONFLICTS.

Capitalized terms used and not otherwise defined herein shall have the meanings given thereto in the Plan. The terms and provisions of the Plan (including but not limited to Section 7.2 of the Plan) are incorporated herein by reference. In the event of a conflict or inconsistency between the terms and provisions of the Plan and the terms and provisions of this Agreement, the terms and provisions of the Plan shall govern and control.

2.       GRANT OF OPTIONS.

The Company hereby grants to the Optionee the right and option (the "Option" or "Options") to purchase up to, but not exceeding the aggregate, Common Shares, subject to adjustment under Article IV of the Plan, on the terms and conditions herein set forth.

3.       PURCHASE PRICE.

The purchase price of each Common Share covered by the Option shall be $_____ (the "Purchase Price"), subject to adjustment under Article IV of the Plan.

4.       TERM OF OPTIONS.

The term of the Option shall be ten (10) years from the date hereof, subject to earlier termination as provided in Sections 6 and 8 hereof and in the Plan.

5.       VESTING OF OPTIONS.

The Option, subject to the terms, conditions and limitations contained herein, shall vest and become exercisable with respect to the Common Shares in installments of 25% one year from the date hereof and in additional installments of 25% on each subsequent anniversary thereafter; provided that, with respect to each such installment, the Optionee has remained in continuous employment with the Company from the date hereof through the date such installment is designated to vest.

Notwithstanding the vesting schedule set forth in the Plan and this Agreement governing the terms of the Options, the Options will vest and become immediately exercisable upon the occurrence of a Change in Control, or in the event of the Optionee's death or Disability.

6.       TERMINATION OF EMPLOYMENT.

         (a) Except as set forth in the Plan, in the event the Optionee's employment with the Company is terminated for reasons other than due to death, disability, or cause, the Option shall remain exercisable for a period of up to three months after cessation of employment, to the extent exercisable at the time of cessation of employment. In the event the Optionee's employment with the Company terminates by reason of death or disability, the Option shall remain exercisable for a period of up to twenty-four (24) months after cessation of employment, to the extent exercisable at the time of cessation of employment. In the event the Optionee's employment with the Company is terminated by the Company for cause, the Option shall immediately lapse as of the date of such termination whether or not exercisable on such date. Upon any cessation of the Optionee's employment with the Company, the Option shall lapse as to any Common Shares for which it has yet to become exercisable as of the date of cessation of employment.

         (b) The word "Company" as used in this Section 6 and 7 shall include the Company and any Affiliated Corporation of the Company.

         (c) For purposes of this Agreement, "cause" shall mean willful misconduct, a willful failure to perform the Optionee's duties, insubordination, theft, dishonesty, conviction of a felony or any other willful conduct that is materially detrimental to the Company or such other cause as the Board of Directors of the Company in good faith reasonably determines provides cause for the discharge of the Optionee.

7.       FORFEITURE OF OPTION.

Notwithstanding any other provision of this Agreement, if the Optionee engages in any activity in competition with any activity of the Company, or otherwise contrary or harmful to the interests of the Company, including but not limited to (i) conduct related to the Optionee's employment for which either criminal or civil penalties against the Optionee may be sought, (ii) violation of Company policies, including without limitation, the Company's insider trading policy,
(iii) accepting employment with or serving as a consultant, or advisor or in any other capacity to an employer that is in competition with or acting against the interests of the Company, including employing or recruiting any present, former or future employee of the Company, (iv) disclosing or misusing any confidential information or material concerning the Company, or (v) participating in a hostile takeover attempt, then this Option shall become void, shall be forfeited and shall terminate effective the date on which the Optionee enters into such activity, unless the Option was terminated sooner by operation of another term or condition of this Agreement or the Plan.

8.       TRANSFERABILITY OF OPTION.

Except to the extent permitted by the Committee in accordance with the provisions of the Plan, the Optionee may not voluntarily or involuntarily pledge, hypothecate, assign, sell or otherwise transfer the Option except by will or the laws of descent and distribution, and during the Optionee's lifetime, the Option shall be exercisable only by the Optionee.

9.       NO RIGHTS AS A SHAREHOLDER.

The Optionee shall have no rights as a shareholder with respect to any Common Shares until the date of issuance to the Optionee of a certificate evidencing such Common Shares. No adjustments, other than as provided in Article IV of the Plan, shall be made for dividends (ordinary or extraordinary, whether in cash, securities or other property) or distributions for which the record date is prior to the date the certificate for such Common Shares is issued.

10.      REGISTRATION: GOVERNMENTAL APPROVAL.

The Option granted hereunder is subject to the requirement that, if at any time the Committee determines, in its discretion, that the listing, registration, or qualifications of Common Shares issuable upon exercise of the Option is required by any securities exchange or under any state or Federal law, rule or regulation, or the consent or approval of any governmental regulatory body or other person is necessary or desirable as a condition of, or in connection with, the issuance of Common Shares, no Common Shares shall be issued, in whole or in part, unless such listing, registration, qualification, consent or approval has been effected or obtained free of any conditions or with such conditions as are acceptable to the Committee.

11.      METHOD OF EXERCISING OPTION.

Subject to the terms and conditions of this Agreement, the Option may be exercised by written notice to the Company, Attention: Manager, Stock Administration. Such notice shall state the election to exercise the Option and the number of Common Shares in respect of which the Option is being exercised, shall be signed by the person or persons so exercising the Option and shall be accompanied by payment in full of the Purchase Price for such Common shares.

Payment of such Purchase Price shall be made in United States dollars by certified check or bank cashier's check payable to the order of the Company or by wire transfer to such account as may be specified by the Company for this purpose. Subject to such procedures and rules as may be adopted from time to time by the Committee, the Optionee may also pay such Purchase Price by (i) tendering to the Company Common Shares with an aggregate Fair Market Value on the date of exercise equal to such Purchase Price provided that such Common Shares must have been held by the Optionee for more than six (6) months, (ii) delivery to the Company of a copy of irrevocable instructions to a stockbroker to sell Common Shares or to authorize a loan from the stockbroker to the Optionee and to deliver promptly to the Company an amount sufficient to pay such Purchase Price, or (iii) any combination of the methods of payment described in clauses (i) and (ii) and in the preceding sentence. The certificate for Common Shares as to which the Option shall have been so exercised shall be registered in the name of the person or persons so exercising the Option. All Common Shares purchased upon the exercise of the Option as provided herein shall be fully paid and non-assessable.

12.      INCOME TAX WITHHOLDING.

The Company may make such provisions and take such steps as it may deem necessary or appropriate for the withholding of all federal, state, local and other taxes required by law to be withheld with respect to the exercise of the Option and the issuance of the Common Shares, including, but not limited to, deducting the amount of any such withholding taxes from any other amount then or thereafter payable to the Optionee, or requiring the Optionee, or the beneficiary or legal representative of the Optionee, to pay to the Company the amount required to be withheld or to execute such documents as the Company deems necessary or desirable to enable it to satisfy its withholding obligations.

13.      NON-QUALIFIED STOCK OPTION.

The Option granted hereunder is not intended to be an "incentive stock option" within the meaning of Section 422 of the Code.

14.      BINDING EFFECT.

This Agreement shall be binding upon the heirs, executors, administrators and successors of the parties hereto.

15.      GOVERNING LAW.

This Agreement shall be construed and interpreted in accordance with the laws of the State of Delaware.

16.      HEADINGS.

Headings are for the convenience of the parties and are not deemed to be part of this Agreement.

17.      EXECUTION.

This Agreement is voidable by the Company if the Optionee does not execute the Agreement within 30 days of execution by the Company.


IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first written above.

                                       QWEST COMMUNICATIONS INTERNATIONAL INC.



                                       By:
                                           -------------------------------------



                                       OPTIONEE:



                                       -----------------------------------------

                                  ATTACHMENT C

                  FORM OF NONQUALIFIED STOCK OPTION AGREEMENT B

          (Form of Agreement to be used for New Options that correspond to Eligible Options that were granted on or after
                   February 1, 2000 but before June 30, 2000.)
                   -------------------------------------------



                      NON-QUALIFIED STOCK OPTION AGREEMENT

This Option Agreement (the "Agreement") is made as of the _____ day of June, 2002, between Qwest Communications International Inc., a Delaware Corporation (the "Company"), and (the "Optionee").

WHEREAS, pursuant to the Qwest Communications International Inc. Equity Incentive Plan, the Company desires to afford the Optionee the opportunity to purchase shares of Common Stock, par value $.01 per share (the "Common Shares"), of the Company.

NOW, THEREFORE, in connection with the mutual covenants hereinafter set forth and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto agree as follows:

1.       DEFINITIONS: CONFLICTS.

Capitalized terms used and not otherwise defined herein shall have the meanings given thereto in the Plan. The terms and provisions of the Plan (including but not limited to Section 7.2 of the Plan) are incorporated herein by reference. In the event of a conflict or inconsistency between the terms and provisions of the Plan and the terms and provisions of this Agreement, the terms and provisions of the Plan shall govern and control.

2.       GRANT OF OPTIONS.

The Company hereby grants to the Optionee the right and option (the "Option" or "Options") to purchase up to, but not exceeding in the aggregate, ___________ Common Shares, subject to adjustment under Article IV of the Plan, on the terms and conditions herein set forth.

3.       PURCHASE PRICE.

The purchase price of each Common Share covered by the Option shall be $_____ (the "Purchase Price"), subject to adjustment under Article IV of the Plan.

4.       TERM OF OPTIONS.

The term of the Option shall be ten (10) years from the date hereof, subject to earlier termination as provided in Sections 6 and 8 hereof and in the Plan.

5.       VESTING OF OPTIONS.

The Option, subject to the terms, conditions and limitations contained herein, shall vest and become exercisable with respect to the Common Shares in installments of 25% one year from the date hereof and in additional installments of 25% on each subsequent anniversary thereafter; provided that, with respect to each such installment, the Optionee has remained in continuous employment with the Company from the date hereof through the date such installment is designated to vest.

Notwithstanding the vesting schedule set forth above, the Options will vest and become immediately exercisable in the event of the Optionee's death or Disability and under the circumstances described in Section 7 below.

6.       TERMINATION OF EMPLOYMENT.

         (a) Except as set forth in the Plan, in the event the Optionee's employment with the Company is terminated for reasons other than due to death, Disability, or cause, the Option shall remain exercisable for a period of up to three months after cessation of employment, to the extent exercisable at the time of cessation of employment. In the event the Optionee's employment with the Company terminates by reason of death or Disability, the Option shall remain exercisable for a period of up to twenty-four (24) months after cessation of employment, to the extent exercisable at the time of cessation of employment. In the event the Optionee's employment with the Company is terminated by the Company for cause, the Option shall immediately lapse as of the date of such termination whether or not exercisable on such date. Upon any cessation of the Optionee's employment with the Company, the Option shall lapse as to any Common Shares for which it has yet to become exercisable as of the date of cessation of employment.

         (b) For purposes of this Agreement, "cause" shall mean willful misconduct, a willful failure to perform the Optionee's duties, insubordination, theft, dishonesty, conviction of a felony or any other willful conduct that is materially detrimental to the Company or such other cause as the Board of Directors of the Company in good faith reasonably determines provides cause for the discharge of the Optionee.

7.       CHANGE OF CONTROL

         (a) For purposes of this Agreement, "change in control" shall have the meaning set forth in the Plan.

         (b) In the event there is both a change in control and subsequent termination of the Optionee's employment with the Company (i) by the Company for reasons other than cause or (ii) by the Optionee because of a material diminution of his duties and responsibilities, in each case following a change in control, the Option shall vest in full and become immediately exercisable on the date of such termination, and shall remain vested and exercisable during the remaining term thereof.

8.       FORFEITURE OF OPTION.

Notwithstanding any other provision of this Agreement, if the Optionee engages in any activity in competition with any activity of the Company, or otherwise contrary or harmful to the interests of the Company, including but not limited to (i) conduct related to the Optionee's employment for which either criminal or civil penalties against the Optionee may be sought, (ii) violation of Company policies, including without limitation, the Company's insider trading policy,
(iii) accepting employment with or serving as a consultant, or advisor or in any other capacity to an employer that is in competition with or acting against the interests of the Company, including employing or recruiting any present, former or future employee of the Company, (iv) disclosing or misusing any confidential information or material concerning the Company, or (v) participating in a hostile takeover attempt, then this Option shall become void, shall be forfeited and shall terminate effective the date on which the Optionee enters into such activity, unless the Option was terminated sooner by operation of another term or condition of this Agreement or the Plan.

9.       TRANSFERABILITY OF OPTION.

Except to the extent permitted by the Committee in accordance with the provisions of the Plan, the Optionee may not voluntarily or involuntarily pledge, hypothecate, assign, sell or otherwise transfer the Option except by will or the laws of descent and distribution, and during the Optionee's lifetime, the Option shall be exercisable only by the Optionee.

10.      NO RIGHTS AS A SHAREHOLDER.

The Optionee shall have no rights as a shareholder with respect to any Common Shares until the date of issuance to the Optionee of a certificate evidencing such Common Shares. No adjustments, other than as provided in Article IV of the Plan, shall be made for dividends (ordinary or extraordinary, whether in cash, securities or other property) or distributions for which the record date is prior to the date the certificate for such Common Shares is issued.

11.      REGISTRATION: GOVERNMENTAL APPROVAL.

The Option granted hereunder is subject to the requirement that, if at any time the Committee determines, in its discretion, that the listing, registration, or qualifications of Common Shares issuable upon exercise of the Option is required by any securities exchange or under any state or Federal law, rule or regulation, or the consent or approval of any governmental regulatory body or other person is necessary or desirable as a condition of, or in connection with, the issuance of Common Shares, no Common Shares shall be issued, in whole or in part, unless such listing, registration, qualification, consent or approval has been effected or obtained free of any conditions or with such conditions as are acceptable to the Committee.

12.      METHOD OF EXERCISING OPTION.

Subject to the terms and conditions of this Agreement, the Option may be exercised by written notice to the Company, Attention: Manager, Stock Administration. Such notice shall state the election to exercise the Option and the number of Common Shares in respect of which the Option is being exercised, shall be signed by the person or persons so exercising the Option and shall be accompanied by payment in full of the Purchase Price for such Common shares.

Payment of such Purchase Price shall be made in United States dollars by certified check or bank cashier's check payable to the order of the Company or by wire transfer to such account as may be specified by the Company for this purpose. Subject to such procedures and rules as may be adopted from time to time by the Committee, the Optionee may also pay such Purchase Price by (i) tendering to the Company Common Shares with an aggregate Fair Market Value on the date of exercise equal to such Purchase Price provided that such Common Shares must have been held by the Optionee for more than six (6) months, (ii) delivery to the Company of a copy of irrevocable instructions to a stockbroker to sell Common Shares or to authorize a loan from the stockbroker to the Optionee and to deliver promptly to the Company an amount sufficient to pay such Purchase Price, or (iii) any combination of the methods of payment described in clauses (i) and (ii) and in the preceding sentence. The certificate for Common Shares as to which the Option shall have been so exercised shall be registered in the name of the person or persons so exercising the Option. All Common Shares purchased upon the exercise of the Option as provided herein shall be fully paid and non-assessable.

13.      INCOME TAX WITHHOLDING.

The Company may make such provisions and take such steps as it may deem necessary or appropriate for the withholding of all federal, state, local and other taxes required by law to be withheld with respect to the exercise of the Option and the issuance of the Common Shares, including, but not limited to, deducting the amount of any such withholding taxes from any other amount then or thereafter payable to the Optionee, or requiring the Optionee, or the beneficiary or legal representative of the Optionee, to pay to the Company the amount required to be withheld or to execute such documents as the Company deems necessary or desirable to enable it to satisfy its withholding obligations.

14.      NON-QUALIFIED STOCK OPTION.

The Option granted hereunder is not intended to be an "incentive stock option" within the meaning of Section 422 of the Code.

15.      BINDING EFFECT.

This Agreement shall be binding upon the heirs, executors, administrators and successors of the parties hereto.

16.      GOVERNING LAW.

This Agreement shall be construed and interpreted in accordance with the laws of the State of Delaware.

17.      HEADINGS.

Headings are for the convenience of the parties and are not deemed to be part of this Agreement.

18.      EXECUTION.

This Agreement is voidable by the Company if the Optionee does not execute the Agreement within 30 days of execution by the Company.


IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first written above.

                                       QWEST COMMUNICATIONS INTERNATIONAL INC.



                                       By:
                                           -------------------------------------



                                       OPTIONEE:



                                       -----------------------------------------

                                  ATTACHMENT D

                  FORM OF NONQUALIFIED STOCK OPTION AGREEMENT C

        (Form of Agreement to be used for New Options that correspond to
          Eligible Options that were granted on or after June 30, 2000,
          -------------------------------------------------------------
          Eligible Options that were granted under the U S WEST Plans,
          ------------------------------------------------------------
                             or to Recent Options.)
                             ----------------------



                      NON-QUALIFIED STOCK OPTION AGREEMENT

This Option Agreement (the "Agreement") is made as of the _____ day of June, 2002, between Qwest Communications International Inc., a Delaware Corporation (the "Company"), and (the "Optionee").

WHEREAS, pursuant to the Qwest Communications International Inc. Equity Incentive Plan, the Company desires to afford the Optionee the opportunity to purchase shares of Common Stock, par value $.01 per share (the "Common Shares"), of the Company.

NOW, THEREFORE, in connection with the mutual covenants hereinafter set forth and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto agree as follows:

1.       DEFINITIONS: CONFLICTS.

Capitalized terms used and not otherwise defined herein shall have the meanings given thereto in the Plan. The terms and provisions of the Plan are incorporated herein by reference. In the event of a conflict or inconsistency between the terms and provisions of the Plan and the terms and provisions of this Agreement, the terms and provisions of the Plan shall govern and control.

2.       GRANT OF OPTIONS.

The Company hereby grants to the Optionee the right and option (the "Option" or "Options") to purchase up to, but not exceeding in the aggregate, ___________ Common Shares, on the terms and conditions herein set forth.

3.       PURCHASE PRICE.

The purchase price of each Common Share covered by the Option shall be $_____ (the "Purchase Price").

4.       TERM OF OPTIONS.

The term of the Option shall be ten (10) years from the date hereof, subject to earlier termination as provided in Sections 6 and 8 hereof.

5.       VESTING OF OPTIONS.

The Option, subject to the terms, conditions and limitations contained herein, shall vest and become exercisable with respect to the Common Shares in installments of 20% one year from the date hereof and in additional installments of 20% on each subsequent anniversary thereafter; provided that, with respect to each such installment, the Optionee has remained in continuous employment with the Company from the date hereof through the date such installment is designated to vest.

Notwithstanding the vesting schedule set forth above, the Options will vest and become immediately exercisable in the event of the Optionee's death or Disability and under the circumstances described in Section 7 below.

Notwithstanding anything to the contrary in any other agreement, plan or other document, the Optionee agrees that no provision in any severance, separation, change of control, retention, employment or other plan or agreement between the Optionee and any of U S WEST, Inc. and its subsidiaries or of which the Optionee was a beneficiary shall affect the terms of the Option granted hereunder.

6.       TERMINATION OF EMPLOYMENT.

         (a) Except as set forth in the Plan, in the event the Optionee's employment with the Company is terminated for reasons other than due to death, Disability, or cause, the Option shall remain exercisable for a period of up to three months after cessation of employment, to the extent exercisable at the time of cessation of employment. In the event the Optionee's employment with the Company terminates by reason of death or Disability, the Option shall remain exercisable for a period of up to twenty-four (24) months after cessation of employment, to the extent exercisable at the time of cessation of employment. In the event the Optionee's employment with the Company is terminated by the Company for cause, the Option shall immediately lapse as of the date of such termination whether or not exercisable on such date. Upon any cessation of the Optionee's employment with the Company, the Option shall lapse as to any Common Shares for which it has yet to become exercisable as of the date of cessation of employment.

         (b) For purposes of this Agreement, "cause" shall mean willful misconduct, a willful failure to perform the Optionee's duties, insubordination, theft, dishonesty, conviction of a felony or any other willful conduct that is materially detrimental to the Company or such other cause as the Board of Directors of the Company in good faith reasonably determines provides cause for the discharge of the Optionee.

7.       CHANGE OF CONTROL

         (a) For purposes of this Agreement, "change in control" shall have the meaning set forth in the Plan.

         (b) In the event there is both a change in control and subsequent termination by the Company of the Optionee's employment with the Company for reasons other than cause, the Option shall vest in full and become immediately exercisable on the date of such termination, and shall remain vested and exercisable during the remaining term thereof.

8.       FORFEITURE OF OPTION.

Notwithstanding any other provision of this Agreement, if the Optionee engages in any activity in competition with any activity of the Company, or otherwise contrary or harmful to the interests of the Company, including but not limited to (i) conduct related to the Optionee's employment for which either criminal or civil penalties against the Optionee may be sought, (ii) violation of Company policies, including without limitation, the Company's insider trading policy,
(iii) accepting employment with or serving as a consultant, or advisor or in any other capacity to an employer that is in competition with or acting against the interests of the Company, including employing or recruiting any present, former or future employee of the Company, (iv) disclosing or misusing any confidential information or material concerning the Company, or (v) participating in a hostile takeover attempt, then this Option shall become void, shall be forfeited and shall terminate effective the date on which the Optionee enters into such activity, unless the Option was terminated sooner by operation of another term or condition of this Agreement or the Plan.

9.       TRANSFERABILITY OF OPTION.

Except to the extent permitted by the Committee in accordance with the provisions of the Plan, the Optionee may not voluntarily or involuntarily pledge, hypothecate, assign, sell or otherwise transfer the Option except by will or the laws of descent and distribution, and during the Optionee's lifetime, the Option shall be exercisable only by the Optionee.

10.      NO RIGHTS AS A SHAREHOLDER.

The Optionee shall have no rights as a shareholder with respect to any Common Shares until the date of issuance to the Optionee of a certificate evidencing such Common Shares. No adjustments, other than as provided in Article IV of the Plan, shall be made for dividends (ordinary or extraordinary, whether in cash, securities or other property) or distributions for which the record date is prior to the date the certificate for such Common Shares is issued.

11.      REGISTRATION: GOVERNMENTAL APPROVAL.

The Option granted hereunder is subject to the requirement that, if at any time the Committee determines, in its discretion, that the listing, registration, or qualifications of Common Shares issuable upon exercise of the Option is required by any securities exchange or under any state or Federal law, rule or regulation, or the consent or approval of any governmental regulatory body or other person is necessary or desirable as a condition of, or in connection with, the issuance of Common Shares, no Common Shares shall be issued, in whole or in part, unless such listing, registration, qualification, consent or approval has been effected or obtained free of any conditions or with such conditions as are acceptable to the Committee.

12.      METHOD OF EXERCISING OPTION.

Subject to the terms and conditions of this Agreement, the Option may be exercised by written notice to the Company, Attention: Manager, Stock Administration. Such notice shall state the election to exercise the Option and the number of Common Shares in respect of which the Option is being exercised, shall be signed by the person or persons so exercising the Option and shall be accompanied by payment in full of the Purchase Price for such Common shares.

Payment of such Purchase Price shall be made in United States dollars by certified check or bank cashier's check payable to the order of the Company or by wire transfer to such account as may be specified by the Company for this purpose. Subject to such procedures and rules as may be adopted from time to time by the Committee, the Optionee may also pay such Purchase Price by (i) tendering to the Company Common Shares with an aggregate Fair Market Value on the date of exercise equal to such Purchase Price provided that such Common Shares must have been held by the Optionee for more than six (6) months, (ii) delivery to the Company of a copy of irrevocable instructions to a stockbroker to sell Common Shares or to authorize a loan from the stockbroker to the Optionee and to deliver promptly to the Company an amount sufficient to pay such Purchase Price, or (iii) any combination of the methods of payment described in clauses (i) and (ii) and in the preceding sentence. The certificate for Common Shares as to which the Option shall have been so exercised shall be registered in the name of the person or persons so exercising the Option. All Common Shares purchased upon the exercise of the Option as provided herein shall be fully paid and non-assessable.

13.      INCOME TAX WITHHOLDING.

The Company may make such provisions and take such steps as it may deem necessary or appropriate for the withholding of all federal, state, local and other taxes required by law to be withheld with respect to the exercise of the Option and the issuance of the Common Shares, including, but not limited to, deducting the amount of any such withholding taxes from any other amount then or thereafter payable to the Optionee, or requiring the Optionee, or the beneficiary or legal representative of the Optionee, to pay to the Company the amount required to be withheld or to execute such documents as the Company deems necessary or desirable to enable it to satisfy its withholding obligations.

14.      NON-QUALIFIED STOCK OPTION.

The Option granted hereunder is not intended to be an "incentive stock option" within the meaning of Section 422 of the Code.

15.      BINDING EFFECT.

This Agreement shall be binding upon the heirs, executors, administrators and successors of the parties hereto.

16.      GOVERNING LAW.

This Agreement shall be construed and interpreted in accordance with the laws of the State of Delaware.

17.      HEADINGS.

Headings are for the convenience of the parties and are not deemed to be part of this Agreement.

18.      EXECUTION.

This Agreement is voidable by the Company if the Optionee does not execute the Agreement within 30 days of execution by the Company.


IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first written above.

                                       QWEST COMMUNICATIONS INTERNATIONAL INC.



                                       By:
                                           -------------------------------------



                                       OPTIONEE:



                                       -----------------------------------------

                                                     ATTACHMENT E

                                                SELECTED FINANCIAL DATA

                                        Qwest Communications International Inc.
                                                 Summary Financial Data

                                    (Dollars in millions, except per share amounts)

                                                              Nine Months    Six Months
                                                                 Ended          Ended         Year Ended December 31,
                                                             -------------  -------------  ----------------------------
                                                             September 30,
                                                                 2001       June 30, 2001      2000           1999
                                                             -------------  -------------  -------------  -------------

Gross revenue                                                      $15,039        $10,273        $16,610        $13,182
Gross profit                                                        $9,696         $6,627        $11,687         $9,192
(Loss) income from continuing operations                           ($3,429)       ($3,287)          ($81)        $1,102
Net (loss) income                                                  ($3,494)       ($3,352)          ($81)        $1,342

Basic earnings (loss) per common share:
(Loss) income before extraordinary item and cumulative
effect of change in accounting principle                            ($2.06)        ($1.98)        ($0.06)         $1.26
Extraordinary item - early retirement of debt, net of tax            (0.04)         (0.04)          0.00           0.00
Cumulative effect of change in accounting principle, net of
tax                                                                   0.00           0.00           0.00           0.28
                                                             -------------  -------------  -------------  -------------
Basic (loss) earnings per common share                              ($2.10)        ($2.02)        ($0.06)$         1.54
                                                             =============  =============  =============  =============

Diluted earnings per common share:
(Loss) income before extraordinary item and cumulative
effect of change in accounting principle                            ($2.06)        ($1.98)        ($0.06)         $1.25
Extraordinary item - early retirement of debt, net of tax            (0.04)         (0.04)          0.00           0.00
Cumulative effect of change in accounting principle, net of
tax                                                                   0.00           0.00           0.00           0.27
                                                             -------------  -------------  -------------  -------------
Diluted (loss) earnings per common share                            ($2.10)        ($2.02)        ($0.06)         $1.52
                                                             =============  =============  =============  =============

Current assets                                                      $6,052         $6,417         $5,199         $4,192
Noncurrent assets                                                  $68,648        $67,489        $68,302        $19,080
Current liabilities                                                 $9,685        $11,940         $9,893         $6,766
Noncurrent liabilities                                             $27,817        $24,680        $22,304        $15,251
Book value per common share                                         $22.35         $22.42         $24.70          $1.43
Ratios of earnings to fixed charges (1)                              ($123)         ($150)          1.05           3.19

Note (1): For the nine months ended June 30, 2001 and the six months ended June 30, 2001, the ratio of earnings to fixed charges was calculated as a negative ratio. As a result, disclosed above is the calculation of the coverage deficiency. For the purposes of this calculation we have included the impact of the $3.048 billion write-down of the investment on KPNQwest that occurred during the second quarter of 2001, as an add-back of Qwest's share of losses in its equity method affiliates.


                                   E-1